UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CISCO SYSTEMS, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CISCO SYSTEMS, INC.

September 24, 2015

DEAR CISCO SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of Cisco Systems, Inc., which will be held on the Cisco campus in Building 9 located at 260 East Tasman Drive, San Jose, California on Thursday, November 19, 2015 at 10:00 a.m. Pacific Time. You will find a map with directions to the annual meeting on the final page of the Proxy Statement.

Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

We are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. Every vote is important. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your vote is represented at the annual meeting.

We look forward to seeing you at the annual meeting.

Charles H. Robbins

Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of Cisco’s independent registered public accounting firm. We strongly encourage you to vote.

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 19, 2015

The Annual Meeting of Shareholders of Cisco Systems, Inc. will be held on the Cisco campus in Building 9, which is located at 260 East Tasman Drive, San Jose, California, on Thursday, November 19, 2015 at 10:00 a.m. Pacific Time for the following purposes:

1. To elect eleven members of Cisco’s Board of Directors;

2. To vote on a non-binding advisory resolution to approve executive compensation;

3. To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2016;

4. To vote upon two proposals submitted by shareholders, if properly presented at the annual meeting; and

5. To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is September 21, 2015. The stock transfer books will not be closed between the record date and the date of the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at Cisco’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

San Jose, California

September 24, 2015

CISCO SYSTEMS, INC.

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

Directions to Building 9 on Cisco’s San Jose Campus	See final page

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on Thursday, November 19, 2015, on the Cisco campus in Building 9, which is located at 260 East Tasman Drive, San Jose, California, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about September 30, 2015 to shareholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The annual meeting will be held for the following purposes:

•	To elect eleven members of Cisco’s Board of Directors (Proposal No. 1);

•	To vote on a non-binding advisory resolution to approve executive compensation (Proposal No. 2);

•	To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2016 (Proposal No. 3);

•	To vote upon two proposals submitted by shareholders, if properly presented at the annual meeting (Proposal Nos. 4 and 5); and

•	To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Recommendations of the Board of Directors

Cisco’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 2);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2016 (Proposal No. 3); and

•	AGAINST each of the two proposals submitted by shareholders (Proposal Nos. 4 and 5).

VOTING

Voting Rights

Only shareholders of record of Cisco common stock on September 21, 2015, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 5,087,152,965 shares of common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, except for Proposal No. 3, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

In the election of directors, a nominee will be elected if the votes cast “for” the nominee constitute a majority of the shares of common stock present or represented by proxy and voting at the meeting and also constitute at least a majority of the required quorum. Shareholders may not cumulate votes in the election of directors. The other proposals require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum.

Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, abstentions and broker non-votes could prevent the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Admission to Meeting

You are entitled to attend the annual meeting if you were a shareholder of record or a beneficial owner of our common stock as of September 21, 2015, the record date, or you hold a valid legal proxy for the annual meeting. If you are a shareholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If your shares are registered in the name of a bank, brokerage firm or other holder of record (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability or voting instruction form provided by your record holder, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the annual meeting.

Registration will begin at 8:30 a.m. Pacific Time on the date of the annual meeting. If you do not provide picture identification and comply with the other procedures outlined above, you may not be admitted to the annual meeting. We recommend that you arrive early to ensure that you are seated by the commencement of the annual meeting.

Voting via the Internet, by Telephone or by Mail

Holders of shares of Cisco common stock whose shares are registered in their own name with Cisco’s transfer agent, Computershare Investor Services, are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. If you are a shareholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 2), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2016 (Proposal No. 3), AGAINST each of the two proposals submitted by shareholders (Proposal Nos. 4 and 5), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Cisco shareholders whose shares are not registered in their own name with Computershare are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of Cisco’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the annual meeting.

For those shareholders who receive a Notice of Internet Availability of Proxy Materials (described under “Internet Availability of Proxy Materials” below), the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the Securities and Exchange Commission (SEC), we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

Corporate Governance

Cisco is committed to shareholder-friendly corporate governance and maintains clear policies and practices that promote excellence in corporate governance. We have adopted these policies and practices consistent with our commitment to transparency and best-in-class industry practices, as well as to ensure compliance with the listing requirements of NASDAQ and applicable corporate governance requirements. Key corporate governance policies and practices include:

•	The Board of Directors has adopted clear corporate governance policies;

•	The Board of Directors has adopted majority voting for uncontested elections of directors;

•	A majority of the Board of Directors is independent of Cisco and its management;

•	The Board of Directors has a robust Lead Independent Director role;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	Shareholders may recommend a director nominee to Cisco’s Nomination and Governance Committee;

•	All members of the key committees of the Board of Directors—the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee—are independent;

•	The charters of the committees of the Board of Directors clearly establish the committees’ respective roles and responsibilities;

•	Cisco has a clear code of business conduct that is monitored by Cisco’s ethics office and is annually affirmed by its employees;

•

Cisco’s ethics office has a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer;

•	Cisco’s internal audit function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee;

•	Cisco has adopted a compensation recoupment policy that applies to its executive officers; and

•	Cisco has stock ownership guidelines for its non-employee directors and executive officers.

Key information regarding Cisco’s corporate governance initiatives can be found on its website, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct, and the charter for each committee of the Board of Directors. The corporate governance page can be found by clicking on “Corporate Governance” in the Investor Relations section of the website at investor.cisco.com.

Public Policy Engagements

Cisco is committed to continuously enhancing transparency. As a result of discussions with shareholders represented by Investor Voice, working on behalf of Newground Social Investment, Cisco has elected to expand its disclosure around payments to trade associations, industry groups and certain other organizations. Cisco’s public policy engagement approach, including these enhancements, is disclosed on Cisco’s public website on a webpage entitled “Cisco Public Policy Engagements.” This webpage can be accessed by clicking the “About Cisco” link on our website homepage, then on the resulting webpage clicking on the “Government Affairs” link, then on the resulting webpage clicking on the “View More Information About Cisco Public Policy Engagements” link.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The names of persons who are nominees for director and their current positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. Each of the current directors has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for election. The authorized number of directors is eleven.

Nominees	Positions and Offices Held with Cisco
Carol A. Bartz	Lead Independent Director
M. Michele Burns	Director
Michael D. Capellas	Director
John T. Chambers	Executive Chairman
Brian L. Halla	Director
Dr. John L. Hennessy	Director
Dr. Kristina M. Johnson	Director
Roderick C. McGeary	Director
Charles H. Robbins	Chief Executive Officer and Director
Arun Sarin	Director
Steven M. West	Director

Vote Required

Cisco’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors. As such, in an election where the Board of Directors has determined that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors to serve until the next annual meeting of shareholders, and until his or her successor has been duly elected and qualified, if the number of shares voted for the nominee exceeds the number of shares voted against the nominee and also represents the affirmative vote of a majority of the required quorum. The required quorum for a meeting of Cisco shareholders is a majority of the outstanding shares of common stock. The majority voting standard would not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more votes “for” than “against” and the number of votes “for” must be at least a majority of the required quorum. Proxies may not be voted for more than eleven directors, and shareholders may not cumulate votes in the election of directors. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.

Should any of the nominees fail to receive the vote required to be elected in accordance with Cisco’s bylaws, the term of his or her service as a director will end on the date that is the earlier of 90 days after the date on which the voting results are determined pursuant to California law or the date on which the Board of Directors selects a person to fill the office held by that director, unless he or she has earlier resigned.

Business Experience and Qualifications of Nominees

Ms. Bartz, 67, has been a member of the Board of Directors since November 1996. Since November 2005, she has served as Lead Independent Director. Ms. Bartz served as Chief Executive Officer and as a member of the board of directors of Yahoo! Inc. from January 2009 to September 2011 and as President of Yahoo! from April 2009 to September 2011. From May 2006 to February 2009, she was Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, Ms. Bartz was employed by Sun Microsystems, Inc. from 1983 to April 1992. Ms. Bartz previously served as a director of Yahoo! ending in 2011.

Ms. Bartz brings to the Board of Directors leadership experience, including service as the chief executive of two public technology companies. These roles have required technology industry expertise combined with operational and global management expertise. Ms. Bartz also has experience as a public company outside director.

Ms. Burns, 57, has been a member of the Board of Directors since November 2003. She has served as the Center Fellow and Strategic Advisor to the Stanford Center on Longevity at Stanford University since August 2012. She served as the Chief Executive Officer of the Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. from October 2011 to February 2014. From September 2006 to October 2011, Ms. Burns served as Chairman and Chief Executive Officer of Mercer LLC, a global leader for human resources and related financial advice and services. She assumed that role after joining Marsh & McLennan Companies, Inc. in March 2006 as Chief Financial Officer. From May 2004 to January 2006, Ms. Burns served as Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation, where she successfully helped restructure and emerge Mirant from bankruptcy. In 1999, Ms. Burns joined Delta Air Lines, Inc. assuming the role of Chief Financial Officer in 2000 and holding that position through April 2004. Delta filed for protection under Chapter 11 of the U.S. Bankruptcy Code in September 2005. She began her career in 1981 at Arthur Andersen LLP and became a partner in 1991. Ms. Burns also currently serves on the boards of directors of Alexion Pharmaceuticals, Inc., Anheuser-Busch InBev SA/NV, Etsy, Inc. and The Goldman Sachs Group, Inc. She previously served as a director of Wal-Mart Stores, Inc., ending in 2013.

Ms. Burns provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the chief financial officer of three public companies. Through her experience gained as chief executive officer of Mercer, she brings expertise in global and operational management, including a background in organizational leadership and human resources. Ms. Burns also has experience serving as a public company outside director.

Mr. Capellas, 61, has been a member of the Board of Directors since January 2006. He has served as founder and Chief Executive Officer of Capellas Strategic Partners since November 2012. He served as Chairman of the Board of VCE Company, LLC (“VCE”) from January 2011 until November 2012 and as Chief Executive Officer of VCE from May 2010 to September 2011. VCE is a joint venture that was formed in fiscal 2010 between Cisco and EMC Corporation (“EMC”), with investments from VMware, Inc. (“VMware”) and Intel Capital Corporation (“Intel”). In October 2014, Cisco, EMC, VMware and Intel agreed to restructure VCE and the restructuring was completed in the second quarter of fiscal 2015 reducing Cisco’s investment in VCE to 10%. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), previously WorldCom. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. Mr. Capellas also currently serves on the board of directors of Flextronics International Ltd. (“Flextronics”).

Mr. Capellas brings to the Board of Directors experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic product development, business development, and finance.

Mr. Chambers, 66, has served as a member of the Board of Directors since November 1993. He served as Chairman of the Board of Directors since November 2006. Mr. Chambers, who was appointed Executive Chairman in July 2015, served as Cisco’s Chief Executive Officer from January 1995 until July 2015, and he also served as President from January 1995 to November 2006. He joined Cisco as Senior Vice President in January 1991 and was promoted to Executive Vice President in June 1994, prior to assuming the roles of President and Chief Executive Officer in January 1995. Before joining Cisco, Mr. Chambers was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Mr. Chambers led Cisco for more than 20 years. During his tenure as Chief Executive Officer, Cisco’s annual revenue grew from $2.0 billion in fiscal 1995 to $49.2 billion in fiscal 2015. Mr. Chambers brings to the Board of Directors his thorough knowledge of Cisco’s business, strategy, people, operations, competition and financial position. Mr. Chambers provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry and government relationships.

Mr. Halla, 69, has been a member of the Board of Directors since January 2007. He served as Chairman of the Board and Chief Executive Officer of National Semiconductor Corporation from May 1996 to November 2009, and continued to serve as Chairman of the Board of that company until May 2010. Additionally, he served as President of National Semiconductor Corporation from May 1996 to May 2005. Prior to May 1996, Mr. Halla served in several executive capacities at LSI Logic Corporation, where, in his last role, he was the Executive Vice President of LSI Logic Products. Prior to that, he held a variety of management positions at Intel Corporation.

Mr. Halla has leadership experience as the chief executive officer of a global technology company. His management and operational expertise is accompanied by a semiconductor industry background and technology acumen.

Dr. Hennessy, 63, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently serves on the board of directors of Google Inc. He previously served as a director of Atheros Communications, Inc., ending in 2010.

Dr. Hennessy brings to the Board of Directors an engineering background as well as skill in the development of information technology businesses. In addition, he has leadership and management experience, both in an academic context at Stanford University and in a corporate context as a board member of public and private technology companies.

Dr. Johnson, 58, has been a member of the Board of Directors since August 2012. Dr. Johnson has served as the President and Chief Executive Officer of Cube Hydro Partners, LLC (formerly Enduring Hydro, LLC), a clean energy development and consulting company, since January 2011. From May 2009 to October 2010, Dr. Johnson served as Under Secretary of Energy at the U.S. Department of Energy. Prior to this, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at The Johns Hopkins University from 2007 to 2009 and Dean of the Pratt School of Engineering at Duke University from 1999 to 2007. Previously, she served as a professor in the Electrical and Computer Engineering Department, University of Colorado and as director of the National Science Foundation Engineering Research Center for Optoelectronics Computing Systems at the University of Colorado, Boulder. She holds numerous patents and has received the John Fritz Medal, widely considered the highest award given in the engineering profession. In 2015, Dr. Johnson was inducted into the National Inventors Hall of Fame. Dr. Johnson currently serves on the boards of directors of Boston Scientific Corporation and The AES Corporation.

Dr. Johnson brings to the Board of Directors an engineering background as well as expertise in science, technology, business, education and government. In addition, she has leadership and management experience, both in an academic context as provost and dean of nationally recognized academic institutions and in a corporate context as a board member of public technology companies.

Mr. McGeary, 65, has been a member of the Board of Directors since July 2003. He served as Chairman of Tegile Systems, Inc. from June 2010 to June 2012. From November 2004 to December 2009, he served as Chairman of the Board of BearingPoint, Inc. and also was interim Chief Executive Officer of BearingPoint from November 2004 to March 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997, he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of PACCAR Inc. He previously served as a director of Dionex Corporation and National Semiconductor Corporation, each ending in 2011.

Mr. McGeary brings to the Board of Directors a combination of executive experience in management and technology consulting. He also has expertise in leading talented teams, and skills in finance, accounting and auditing with technology industry experience.

Mr. Robbins, 49, has been a member of the Board of Directors since May 2015. He has served as Chief Executive Officer since July 2015. He joined Cisco in December 1997, from which time until March 2002 he held a number of managerial positions within Cisco’s sales organization. Mr. Robbins was promoted to Vice President in March 2002, assuming leadership of Cisco’s U.S. channel sales organization. Additionally, in July 2005 he assumed leadership of Cisco’s Canada channel sales organization. In December 2007, Mr. Robbins was promoted to Senior Vice President, U.S. Commercial, and in August 2009 he was appointed Senior Vice President, U.S. Enterprise, Commercial and Canada. In July 2011, Mr. Robbins was named Senior Vice President, Americas. In October 2012, Mr. Robbins was promoted to Senior Vice President, Worldwide Field Operations, in which position he served until assuming the role of Chief Executive Officer.

Mr. Robbins brings to the Board of Directors extensive industry, company and operational experience acquired from leading Cisco’s global sales and partner teams. He has a thorough knowledge of Cisco’s segments, technology areas, geographies and competition. He has a proven track record of driving results and played a key role in leading and executing many of Cisco’s investments and strategy shifts to meet its growth initiatives.

Mr. Sarin, 60, has been a member of the Board of Directors since September 2009 and previously served on the Board of Directors from September 1998 to July 2003. In April 2003, he became CEO designate of Vodafone Group Plc and served as its Chief Executive Officer from July 2003 to July 2008. He also served as a member of the board of directors of that company from 1999 to 2008. From July 2001 to January 2003, he was Chief Executive Officer of Accel-KKR Telecom. He was the Chief Executive Officer of InfoSpace, Inc., and a member of its board of directors from April 2000 to January 2001. He was the Chief Executive Officer of the USA/Asia Pacific Region for Vodafone AirTouch Plc from July 1999 to April 2000. From February 1997 to July 1999, he was the President of AirTouch Communications, Inc. Prior to that, he served as President and Chief Executive Officer of AirTouch International from April 1994 to February 1997. Mr. Sarin joined AirTouch Communications, Inc. in 1994 as Senior Vice President Corporate Strategy and Development upon its demerger from Pacific Telesis Group, which he joined in 1984. Mr. Sarin also currently serves on the boards of directors of Blackhawk Network Holdings, Inc. and The Charles Schwab Corporation. Mr. Sarin served as a Senior Advisor at Kohlberg Kravis Roberts & Co. from October 2009 to October 2014. He previously served as a member of the Court of Directors of the Bank of England, ending in 2009, and as a director of Safeway, Inc., ending in 2015. In 2010, Mr. Sarin was named an Honorary Knight of the British Empire for services to the communications industry.

Mr. Sarin provides to the Board of Directors a telecommunications industry and technology background, as well as leadership skills, including through his global chief executive experience at Vodafone Group Plc. He also provides an international perspective as well as expertise in general management, finance, marketing and operations. Mr. Sarin also has experience as a director, including service as an outside board member of companies in the information technology, banking, financial services, and retail industries.

Mr. West, 60, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004 and provides executive management advisory and consulting services for early to mid-stage technology companies. He served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West also currently serves on the board of directors of Autodesk, Inc.

Mr. West’s experience in the information technology industry includes a variety of leadership and strategic positions, which have provided him with accumulated expertise in operational management, strategy, finance, and experience as an outside board member and audit committee member. Mr. West is a member of the National Association of Corporate Directors and a frequent speaker on audit-related issues. In addition, Mr. West has knowledge of Cisco acquired through more than 19 years of service on the Board of Directors.

Independent Directors

Upon recommendation of the Nomination and Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Chambers and Mr. Robbins is independent under the criteria established by NASDAQ for director independence. All members of each of Cisco’s Audit, Compensation and Management Development (“Compensation Committee”), and Nomination and Governance committees are independent directors. In addition, upon recommendation of the Nomination and Governance Committee, the Board of Directors has determined that the members of the Audit Committee and the members of the Compensation Committee meet the additional independence criteria required for membership on those committees under applicable NASDAQ listing standards.

The NASDAQ criteria include a subjective test and various objective standards, such as that the director is not an employee of Cisco. Mr. Chambers and Mr. Robbins are not deemed independent because each is a Cisco employee. The subjective test under NASDAQ criteria for director independence requires that each independent director not have a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards referenced above. In making its independence determinations, the Board of Directors generally considers commercial, financial services, charitable, and other transactions and other relationships between Cisco and each director and his or her family members and affiliated entities. For example, the Nomination and Governance Committee reviewed, for each independent director, the amount of all transactions between Cisco and other organizations where such directors serve as executive officers or directors, none of which exceeded 1% of the recipient’s annual revenues during the relevant periods, except as described below.

For each of the independent directors, the Board of Directors determined based on the recommendation of the Nomination and Governance Committee that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors considered certain relationships that did not exceed NASDAQ objective standards but were identified by the Nomination and Governance Committee for further consideration under the subjective test. The Board of Directors determined that none of these relationships would interfere with the exercise of independent judgment by the director in carrying out his responsibilities as a director.

The following is a description of these relationships, including three relationships where our directors served as outside board members of other companies in which payments by Cisco exceeded 1% of the recipient’s annual revenues:

•

Dr. Hennessy is the President of Stanford University and serves as a member on the Stanford Board of Trustees. Cisco has various business and charitable dealings with Stanford, including donations to Stanford Hospital to support a corporate partners program, expected payments to Stanford Health for administration of Cisco’s San Jose campus health center beginning in October 2015, research grants, charitable donations by Cisco senior executives and board members, donations by the Cisco

Foundation, licensing agreements, and ordinary course commercial relationships. The amount of payments made by Stanford to Cisco in each of the past three fiscal years represented less than 0.1% of Cisco’s annual revenues and the amount of payments made by Cisco to Stanford in each of the past three fiscal years represented less than 0.3% of Stanford’s annual revenues.

Relationships in which payments by Cisco exceeded 1%

•	Mr. Capellas is a member of the board of directors of Flextronics. Cisco has ordinary course commercial relationships with Flextronics, including design, manufacturing and after-market services.

•

Mr. Capellas is a member of the board of directors of MuleSoft, Inc. Cisco has procured and also resells software subscriptions and associated services from MuleSoft. Cisco is also a strategic investor in MuleSoft.

•	Mr. Sarin is a member of the board of directors of Aricent, Inc. Cisco has procured technology licenses and services from Aricent.

Board Leadership Structure

Cisco’s Board of Directors believes strongly in the value of an independent board of directors. Currently, over 80% of the members of Cisco’s Board of Directors are independent. All members of the key board committees—the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee—are independent. Cisco has established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent members of the Board of Directors also meet regularly without management, which meetings are chaired by the Lead Independent Director. Ms. Bartz currently serves as Lead Independent Director, and Mr. Chambers currently serves as Cisco’s Executive Chairman.

The Board of Directors believes that it should maintain flexibility to select Cisco’s chairman and board leadership structure from time to time. Our policies do not preclude the chief executive officer (CEO) from also serving as chairman of the board, and Mr. Chambers, our former CEO, served in both positions until his retirement as CEO in July 2015. We separated the two roles effective upon this transition, with Mr. Chambers, an employee director, continuing as chairman of the board as Cisco’s Executive Chairman. The Board of Directors believes that this leadership structure, together with the role of the Lead Independent Director, is currently in the best interest of Cisco and its shareholders. The role given to the Lead Independent Director helps ensure a strong independent and active Board while Mr. Chambers’ continued leadership as Executive Chairman enables Cisco and the Board to continue to benefit from Mr. Chambers’ skills and expertise, including his extensive knowledge of Cisco and its industry, and his experience successfully navigating Cisco through both strong and challenging periods.

The Lead Independent Director is elected by and from the independent directors. Each term of service in the Lead Independent Director position is one year, and the Lead Independent Director has the following roles and responsibilities which are set forth in the Board of Directors’ corporate governance policies:

•	authority to call meetings of the independent directors;

•	presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and CEO;

•	communicating from time to time with the Chairman and CEO and disseminating information to the rest of the Board of Directors as appropriate;

•	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•

reviewing and approving agendas, meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to the Board (including the quality, quantity and timeliness of such information);

•	being available, as appropriate, for consultation and direct communication with major shareholders; and

•	presiding over the annual self-evaluation of the Board of Directors.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Cisco’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Cisco’s risk management. With the oversight of the Board of Directors, Cisco has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.

Cisco’s management has implemented an enterprise risk management, or ERM, program designed to work across the business to identify, assess, govern and manage risks and Cisco’s response to those risks. The ERM program leverages the annual risk assessment performed by Cisco’s internal audit function. The structure of the ERM program includes both an ERM operating committee that focuses on risk management-related topics, as well as, an ERM executive committee consisting of members of senior management. The ERM executive committee generally receives quarterly updates from the ERM operating committee and conducts global risk reviews.

The Audit Committee, which oversees our financial and risk management policies, receives regular reports on ERM from the chair of the ERM operating committee mentioned above. As part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Finance Committee oversees matters related to risk management policies and programs addressing currency, interest rate, equity, and insurance risk, as well as Cisco’s customer and channel partner financing activities, investment policy and certain risk management activities of Cisco’s treasury function. The Compensation Committee oversees compensation-related risk management, as discussed further under “Compensation and Management Development Committee” and in the “Compensation Philosophy and Objectives” portion of the Compensation Discussion and Analysis.

Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and with Cisco’s senior management of many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Board Meetings and Committees

During fiscal 2015, the Board of Directors held 8 meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Cisco’s directors are strongly encouraged to attend the annual meeting of shareholders. Nine of Cisco’s directors who were then serving on the Board of Directors attended last year’s annual meeting.

Cisco has five standing committees: the Audit Committee, the Compensation Committee, the Nomination and Governance Committee, the Acquisition Committee, and the Finance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance,” and then clicking on “Committees,” in the Investor Relations section of our website at investor.cisco.com.

The members of the committees and their independence status, as of the date of this Proxy Statement, are identified in the following table.

Director	Independent	Audit Committee	Compensation Committee	Nomination and Governance Committee	Acquisition Committee	Finance Committee
Carol A. Bartz	X		X	Chair
M. Michele Burns	X	X	X			X
Michael D. Capellas	X				Chair	Chair
John T. Chambers					X
Brian L. Halla	X		X
Dr. John L. Hennessy	X			X	X
Dr. Kristina M. Johnson	X			X	X
Roderick C. McGeary	X	X	Chair
Charles H. Robbins
Arun Sarin	X	X			X
Steven M. West	X	Chair				X

Audit Committee

The Audit Committee is directly responsible for the appointment, retention and oversight of the independent accountants. The Audit Committee is also responsible for reviewing the financial information which will be provided to shareholders and others, including the quarterly and year-end financial results, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm, overseeing and reviewing related party transactions, and establishing procedures for the receipt, retention, and treatment of complaints received by Cisco regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

This committee held 14 meetings during fiscal 2015, including a meeting to review the responsibilities and activities of each of the Governance, Risk and Controls Department, and the Compliance Office. The Audit Committee also meets separately in periodic executive sessions with each of management, the head of Cisco’s internal audit function, and the independent registered public accounting firm. The Board of Directors has determined that each of Ms. Burns and Mr. McGeary is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation and Management Development Committee

The Compensation Committee’s responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Toward that end, this committee reviews and approves Cisco’s compensation to executive officers. The Compensation Committee also reviews matters related to succession planning, including review and approval of CEO succession planning.

This committee held 15 meetings during fiscal 2015. Each member of this committee is an independent director under applicable NASDAQ listing standards, including the additional independence requirements specific to compensation committee membership, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee’s responsibilities and duties include an annual review and approval of Cisco’s compensation strategy to ensure that it promotes shareholder interests and supports Cisco’s strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including review of compensation-related risk management. For fiscal 2015, the Compensation Committee performed these oversight responsibilities and duties by, among other things, conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. Additional information regarding the Compensation Committee’s risk management review appears in the “Compensation Philosophy and Objectives” portion of the Compensation Discussion and Analysis.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to the Board of Directors regarding the compensation of non-employee directors. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the CEO and the Human Resources Department present compensation and benefit proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. FWC performs no other consulting or other services for Cisco and, to date, has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

During fiscal 2015, as part of its role to review and approve management succession planning, the Compensation Committee oversaw the succession process for the CEO by developing a comprehensive profile of CEO requirements, considering external candidates, and interviewing internal candidates. After the Board was advised by the Compensation Committee on its process, and the internal and external candidates, the Board voted to appoint Mr. Robbins as the next CEO.

The Compensation Committee determines and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for Cisco’s executive officers, which is discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. Generally, the Compensation Committee annually reviews the market practice for non-employee directors for companies in Cisco’s peer group in consultation with FWC.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors. This committee held 4 meetings during fiscal 2015. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors is composed of a diverse group of leaders in their respective fields. The Board of Directors encourages selection of directors who will contribute to Cisco’s overall corporate goals: responsibility to its shareholders, technology leadership, effective execution, high customer satisfaction and superior employee working environment. The Nomination and Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time. The brief biographical description of each nominee set forth in the “Business Experience and Qualifications of Nominees” above includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time.

Shareholders may recommend a director nominee to Cisco’s Nomination and Governance Committee. In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws. In particular, for the Nomination and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2016 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between July 2, 2016 and August 1, 2016 (or, if the 2016 annual meeting is not held within 30 calendar days of the anniversary of the date of the 2015 Annual Meeting, within 10 calendar days after Cisco’s public announcement of the date of the 2016 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the SEC rules, including the nominee’s age, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years.

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management, approves certain acquisitions and investment transactions and also makes recommendations to the Board of Directors. This committee held 5 meetings during fiscal 2015.

Finance Committee

The Finance Committee reviews and approves Cisco’s global investment policy and decisions made by Cisco and its subsidiaries to enter into swaps; oversees Cisco’s stock repurchase programs; and reviews minority investments, fixed income assets, insurance risk management policies and programs, tax programs, currency, interest rate and equity risk management policies and programs, and capital structure and capital allocation strategy. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco. This committee held 8 meetings during fiscal 2015.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2015. Non-employee directors typically do not receive forms of remuneration, perquisites or benefits other than those described below, but are reimbursed for their expenses in attending meetings.

Fiscal 2015 Cash Compensation

Our non-employee director cash compensation program during fiscal 2015 consisted of the following:

•	Annual retainer of $75,000 for each non-employee director;

•	Additional annual retainer fee of $35,000 for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $20,000 for serving as chair of the Compensation Committee;

•	Additional annual retainer fee of $15,000 for serving as chair of the Nomination and Governance Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

Fiscal 2015 Equity Compensation

The 2005 Stock Incentive Plan does not provide for automatic equity grants to non-employee directors, but instead provides for discretionary awards to non-employee directors that may not exceed 50,000 shares for any non-employee director in any fiscal year.

During fiscal 2015, the Board of Directors’ policy regarding initial equity grants for new non-employee directors and annual equity grants for elected non-employee directors provided the following:

•

The initial equity grant for non-employee directors consists of a restricted stock unit award covering shares of Cisco common stock with a fair value equal to a pro rata portion of $205,000 based on the portion of the year of the new non-employee director’s board service. The restricted stock unit award will fully vest upon the annual meeting of shareholders following the new non-employee director’s appointment or election.

•

The annual equity grant for elected non-employee directors consists of a restricted stock unit award covering shares of Cisco common stock with a fair value equal to $205,000, which shares will fully vest upon the completion of one year of board service.

On November 20, 2014, at the last annual meeting of shareholders, each of the non-employee director nominees was elected to the Board of Directors. Pursuant to the policy described above for annual equity grants, each director who had served as a non-employee member of the Board of Directors prior to the annual meeting received a restricted stock unit award covering 7,869 shares. The shares subject to these restricted stock unit awards vest in full upon the completion of one year of board service.

In addition to the vesting described above, the shares subject to the restricted stock units for non-employee directors will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors. Non-employee directors may elect to defer receipt of the initial and annual restricted stock units such that, to the extent the restricted stock units are vested, the units would be settled in shares after the non-employee director leaves the board.

Fiscal 2015 Total Director Compensation

The following table provides information as to compensation for services of the non-employee directors during fiscal 2015.

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Carol A. Bartz	$161,000	(3)	$204,987	—	—		$365,987
Marc Benioff (4)	—		—	—	—		—
Gregory Q. Brown (4)	—		—	—	—		—
M. Michele Burns	$145,000		$204,987	—	—		$349,987
Michael D. Capellas	$101,000	(3)	$204,987	—	$2,004,000	(5)	$2,309,987
Brian L. Halla	$105,000	(3)	$204,987	—	—		$309,987
Dr. John L. Hennessy	$91,000		$204,987	—	—		$295,987
Dr. Kristina M. Johnson	$93,000		$204,987	—	—		$297,987
Roderick C. McGeary	$153,000		$204,987	—	—		$357,987
Arun Sarin	$109,000		$204,987	—	—		$313,987
Steven M. West	$140,000		$204,987	—	—		$344,987

(1)

The amounts in the Stock Awards column represent the aggregate grant date fair values using an annualized dividend yield based on the per share dividends declared by its Board of Directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), of restricted stock unit awards issued pursuant to the 2005 Stock Incentive Plan. The grant date fair value of the restricted stock unit award granted on November 20, 2014 to each non-employee director elected on that date was $204,987. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors. For information regarding the number of unvested restricted stock units held by each non-employee director as of July 25, 2015, see the column “Unvested Restricted Stock Units Outstanding” in the table below.

(2)

No stock options were awarded to non-employee directors in fiscal 2015. For information regarding the number of outstanding stock options held by each non-employee director as of July 25, 2015, see the column “Stock Options Outstanding” in the table below.

The non-employee directors held the following numbers of stock options and unvested restricted stock units as of July 25, 2015.

Non-Employee Director	Stock Options Outstanding	Unvested Restricted Stock Units Outstanding
Ms. Bartz	30,000	7,869
Mr. Benioff (4)	—	—
Mr. Brown (4)	—	—
Ms. Burns	30,000	7,869
Mr. Capellas	30,000	7,869
Mr. Halla	65,000	7,869
Dr. Hennessy	30,000	7,869	*
Dr. Johnson	—	7,869
Mr. McGeary	30,000	7,869
Mr. Sarin	—	7,869
Mr. West	30,000	7,869

*	At the non-employee director’s election, the settlement of any vested shares underlying this award is deferred until after the non-employee director leaves the board.

(3)

Includes the value of fully vested shares of Cisco common stock received in lieu of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on November 20, 2014, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Ms. Bartz, Mr. Capellas and Mr. Halla each received 2,797 shares with a value of $74,988 based on the closing share price of Cisco common stock on November 20, 2014.

(4)	Mr. Benioff served on the Board of Directors through November 20, 2014. Mr. Brown served on the Board of Directors through July 30, 2014.

(5)

Represents a final payment of amounts earned by Mr. Capellas during Cisco’s fiscal 2015 under VCE’s 2012 long-term cash incentive plan in which he participated. Mr. Capellas was eligible to receive future awards under VCE’s 2012 long-term cash incentive plan based on VCE fiscal year 2014 performance. He is no longer eligible to receive awards under VCE’s 2012 long-term cash incentive plan. Mr. Capellas served as the Chairman of the Board of VCE until November 2012. For a further description of VCE, see “Certain Transactions with Related Persons.”

Non-Employee Director Stock Ownership

Cisco’s Corporate Governance Policies include stock ownership guidelines for non-employee directors. These guidelines call for each non-employee director to own shares of Cisco’s common stock having a value equal to at least five times the non-employee director’s regular annual cash retainer, with a five-year period to attain that ownership level. To facilitate share ownership, non-employee directors may elect to receive, in lieu of all or a specified portion of their regular annual cash retainer, either fully vested shares of Cisco common stock or deferred stock units that would be settled in shares after the non-employee director leaves the board, based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares (or shares subject to deferred stock units) received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. The shares issued are granted under the 2005 Stock Incentive Plan.

For information on non-employee director elections to receive fully vested shares (or shares subject to deferred stock units) in lieu of cash with respect to the fiscal 2015 annual cash retainer, please see the table above entitled “Director Compensation” and the accompanying footnotes.

Fiscal 2016 Director Compensation

The Compensation Committee, having been advised by FWC, recommended modifications to compensation for non-employee directors. On July 30, 2015, the Board of Directors approved effective as of the 2015 annual meeting that each of the initial and annual equity grant for non-employee directors be increased from a fair value of $205,000 to $215,000 to maintain the competitive positioning of overall director compensation relative to the market. There were no other significant changes to the terms of the compensation for non-employee directors, other than the ability to defer receipt of the annual retainer of $75,000 into the Cisco Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). In addition, fiscal 2016 equity grants that are vested and deferred will be eligible for dividend equivalents.

Shareholder Communications with the Board of Directors

Shareholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an email to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Shareholders also may communicate with Cisco’s Compensation Committee through Cisco’s Secretary by sending an email to compensationcommittee@cisco.com, or by writing to the following address: Compensation and Management Development Committee, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board of Directors or the Compensation Committee, except for spam, junk mail, mass mailings, product or service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act, Cisco shareholders are entitled to cast an advisory vote to approve the compensation of Cisco’s named executive officers. The shareholder vote is an advisory vote only and is not binding on Cisco or its Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The core of Cisco’s executive compensation philosophy and practice continues to be to pay for performance. Cisco’s executive officers are compensated in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the Compensation Discussion and Analysis (“CD&A”), the compensation tables and the narrative discussion set forth on pages 32 to 61 of this Proxy Statement for additional details on Cisco’s executive compensation program.

The compensation of our named executive officers is consistent with our pay for performance philosophy as follows:

•

For fiscal 2015, while implementing its CEO succession plan, Cisco exceeded its financial goals for revenue, operating income, earnings per share (EPS) and cash flow, in part, by refocusing on its core competencies. Cisco’s 1-year and 3-year total shareholder return (TSR) relative to the Peer Group are at the 63rd and 81st percentile, respectively. Mr. Chambers’ annual total direct compensation for fiscal 2015, of which over 94% was performance-based, was at the 69th percentile of the Peer Group.

•

The historical compensation of Cisco’s CEO and the average historical compensation of Cisco’s other named executive officers, both as reported in the Summary Compensation Table of the proxy over the preceding three fiscal years (excluding the equity accounting modification charges for fiscal 2015), are consistent with Cisco’s absolute TSR during the same period as reflected in the chart below.

*	CEO and average other named executive officer (NEO) total compensation for the three fiscal years are measured against fiscal 2012 total compensation. TSR is measured against the stock price as of the end of fiscal 2012 and includes the reinvestment of all dividends.

•

For fiscal 2016, each named executive officer’s target variable cash incentive award and a substantial majority of annual long-term equity incentive awards will continue to be determined based on the achievement of financial performance goals over a one- and three-year performance period, respectively. Further, to align executive compensation with shareholder return, at least one-half of the performance-based long-term equity incentive awards earned will continue to be based on Cisco’s TSR relative to the S&P 500 Information Technology Index over three years.

We are asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders approve the compensation of Cisco’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the CD&A, the compensation tables and narrative discussion.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR approval of the non-binding advisory resolution to approve executive compensation.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Cisco is asking the shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2016. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its shareholders’ best interests.

The Audit Committee is directly responsible for the appointment, determination of the compensation for, retention and oversight of the work of the independent registered public accounting firm retained to audit Cisco’s consolidated financial statements. The Audit Committee has appointed PwC as Cisco’s independent registered public accounting firm for fiscal 2016 and is responsible for pre-approving all audit and permissible non-audit services to be provided by PwC. PwC has audited Cisco’s consolidated financial statements annually since fiscal 1988. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Chairman and other members of the Audit Committee are directly involved in the selection of PwC’s new lead engagement partner, including the most recent selection of PwC’s lead engagement partner for the period of service beginning with fiscal 2014. The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as Cisco’s independent registered public accounting firm is in the best interests of Cisco and its shareholders. Representatives of PwC are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PwC for professional services rendered for the fiscal years ended July 25, 2015 and July 26, 2014:

Fee Category	Fiscal 2015 Fees	Fiscal 2014 Fees
Audit Fees	$20,751,000	$20,740,000
Audit-Related Fees	4,000,000	2,860,000
Tax Fees	3,625,000	4,435,000
All Other Fees	84,000	125,000

Total Fees	$28,460,000	$28,160,000

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $3,568,000 and $4,360,000 in fiscal 2015 and fiscal 2014, respectively. All other tax fees were $57,000 and $75,000 in fiscal 2015 and fiscal 2014, respectively.

All Other Fees.    Consists of fees for professional services other than the services reported above, including permissible business process advisory and consulting services, and the translation of filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PwC to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2016.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

Holy Land Principles, Inc., Capitol Hill, P.O. Box 15128, Washington, D.C. 20003-0849, a beneficial owner of 400 shares of Cisco common stock, has notified us that it intends to present the following proposal at the meeting:

Shareholder Proposal

HOLY LAND PRINCIPLES CISCO SYSTEMS, INC. RESOLUTION

WHEREAS, Cisco Systems, Inc. has operations in Palestine-Israel;

WHEREAS, achieving a lasting peace in the Holy Land—with security for Israel and justice for Palestinians—encourages us to promote a means for establishing justice and equality;

WHEREAS, fair employment should be the hallmark of any American company at home or abroad and is a requisite for any just society;

WHEREAS, Holy Land Principles Inc., a non-profit organization, has proposed a set of equal opportunity employment principles to serve as guidelines for corporations in Palestine-Israel.

These are:

1. Adhere to equal and fair employment practices in hiring, compensation, training, professional education, advancement and governance without discrimination based on national, racial, ethnic or religious identity.

2. Identify underrepresented employee groups and initiate active recruitment efforts to increase the number of underrepresented employees.

3. Develop training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

4. Maintain a work environment that is respectful of all national, racial, ethnic and religious groups.

5. Ensure that layoff, recall and termination procedures do not favor a particular national, racial, ethnic or religious group.

6. Not make military service a precondition or qualification for employment for any position, other than those positions that specifically require such experience, for the fulfillment of an employee’s particular responsibilities.

7. Not accept subsidies, tax incentives or other benefits that lead to the direct advantage of one national, racial, ethnic or religious group over another.

8. Appoint staff to monitor, oversee, set timetables, and publicly report on their progress in implementing the Holy Land Principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the eight Holy Land Principles.

SUPPORTING STATEMENT

The proponent believes that Cisco Systems, Inc. benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the Holy Land Principles—which are both pro-Jewish and pro-Palestinian—will demonstrate concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

Cisco’s Statement in Opposition to Proposal No. 4

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST.

Cisco creates an environment where all employees can expect to be treated fairly and have equal opportunities to succeed, regardless of race, ethnicity, gender, disability, sexual orientation or veteran status. We apply this approach both with current employees and those we seek to hire. As detailed below, we maintain strong policies and practices that promote tenets similar to those proposed and apply them globally. Given these existing policies and practices, our strong record with regard to employee rights and the related area of workforce diversity, and our global commitment to abide by fair employment and non-discrimination practices, we believe that adoption of proponent’s proposal is unnecessary and not in the best interests of Cisco or its shareholders.

Cisco long ago established a Code of Business Conduct (COBC), which includes our commitment to uphold human rights—of which employee rights are an important subset—within the context of our business operations. The COBC can be found by clicking on “Corporate Governance” in the Investor Relations section of our website at investor.cisco.com. With regard to day-to-day activities and business decisions relating to our workforce, we also rely on our many employee policies and guidelines that incorporate relevant laws and ethical principles, such as those pertaining to nondiscrimination, immigration, fair pay and working hours.

In addition to our proactive approach to employee rights, we likewise recognize the advantages we gain for global success by having a work environment that promotes inclusion and values diversity. We believe that Cisco must have a mix of employees that mirrors the markets where we do business in order to drive innovation and relevance with our customers. We have been active in pursuing our goals in this area, having received numerous awards for our diversity efforts at the international, national and local level. A full list of our awards can be found on our Inclusion and Diversity website, a link to which can be located by clicking the “About Cisco” link at the bottom of our www.cisco.com homepage.

We continue to be focused on attracting and developing an ethnically-diverse employee talent pool. In fiscal year 2014, we ran three training sessions for our internal recruiters worldwide to improve their abilities to source diverse candidates. We also strive to achieve diversity objectives through strategic sourcing for university and professional hiring, internal development programs, and partnership with several professional organizations. Examples of such organizations include the Hispanic Association on Corporate Responsibility (HACR) and the IT Senior Management Forum (ITSMF). Additionally, Cisco has established scholarship programs with the National Society of Black Engineers (NSBE), the Society of Hispanic Professional Engineers (SHPE), and the National Consortium for Graduate Degrees for Minorities in Engineering and Science.

More broadly, Cisco’s capability with regard to addressing important human rights-related issues, including expanding economic development programs in non-U.S. countries and regions and increasing opportunities for workers there, can be seen in the extent to which we have embedded corporate social responsibility (CSR) into our business operations. Our strategic investments in CSR seek to address a number of human rights-related issues, both domestic and international, and we strive to utilize our people and technologies to help transform societies. Information about Cisco’s numerous CSR initiatives, including our work in the Palestinian Territories, can be found on our CSR webpage. Our CSR webpage can be found by clicking on the “Corporate Social Responsibility” link at the bottom of our website homepage. Within the CSR section of our website, information about our initiatives in the Palestinian Territories can be found by clicking the http://csr.cisco.com/casestudy/commitment-for-palestine link.

As part of our global CSR strategy, we regularly evaluate and address public policy issues, including human rights-related issues, within our business operations and in the communities in which we operate. Our global human rights policy closely follows the UN Guiding Principles on Business and Human Rights. This is now a common framework for companies to use for reporting their goals and progress. Cisco is a signatory to the United Nations Global Compact (UNGC), a strategic policy initiative for businesses that are committed to aligning their operations and strategies with 10 universally accepted principles in several important subject areas including human rights and labor. Cisco’s COBC explicitly references, among other things, our support of the UNGC. Also, during the past fiscal year, we implemented a human rights training program designed to allow our employees to gain greater clarity regarding human rights and the intersection of human rights principles with Cisco’s operations and products.

To summarize, our business practices are designed to incorporate a variety of human rights-related objectives, including several pertaining to our workforce. Our COBC and other codes of business conduct, as well as our employee policies and guidelines, likewise reflect this design and incorporate a variety of laws and ethical principles and policies to properly address human rights issues relevant to our employees and our employment practices. For these reasons, we believe that the action called for in the proposal is unnecessary and not in the best interests of Cisco or its shareholders.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 4.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, California, 95758, a beneficial owner of 200 shares of Cisco common stock, has notified us that he intends to present the following proposal at the meeting:

Shareholder Proposal

Proposal 5—Proxy Access for Shareholders

RESOLVED: Shareholders of the Cisco Systems, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall never exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)

give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement: The SEC’s proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf), which was to apply to all companies subject to SEC proxy rules, was vacated after a court’s 2011 decision in Business Roundtable v. SEC that the SEC had failed to conduct adequate an cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, CFA Institute’s Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) performed a cost-benefit analysis and found proxy access:

•	Has the potential to enhance board performance, raising US market capitalization by up to $140.3 billion

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

Enhance shareholder value. Vote for:

Proxy Access for Shareholders—Proposal 5

Cisco’s Statement in Opposition to Proposal No. 5

The Board of Directors has considered this proposal and believes it does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST.

As members of the Board of Directors, we take our accountability to shareholders very seriously. In that spirit, and in connection with our current Board and management leadership transitions, we have met with, and will continue to engage with, many of our larger shareholders on corporate governance topics, including on proxy access. From this engagement, we learned that while many investors have strong views on proxy access, these views vary widely across the marketplace and continue to evolve. One year ago, our shareholders overwhelmingly voted down a proxy access shareholder proposal at Cisco. On the one hand, we recognize that views on proxy access have evolved with more institutional investors now viewing proxy access as an important shareholder right. On the other hand, there remain differences among these shareholders as to the appropriate thresholds and rules around proxy access, in addition to some other large investors continuing to oppose the concept of proxy access.

After thorough consideration of this issue, we have the following concerns about introducing proxy access into our existing governance framework at the present time:

•

Potential Disruption of an Open and Well-Structured Director Nomination Process: Cisco has a director nomination process designed to ensure a broad range of talent for the board is considered, with a focus on industry experience and a broad business outlook, as well as particular skills and experience needed for compensation- and audit-committee related work. Our Nomination and Governance Committee follows a systematic process to determine the right balance of diversity, tenure, complementary skills and experiences. The Committee also receives suggested nominations from outside Cisco, and carefully considers qualifications of potential directors. At no time has the Committee declined to review a proposed director nomination from a shareholder, and in fact we welcome input from our shareholders. This approach is especially critical for a large, complex technology company. The Board is uniquely positioned among all of Cisco’s stakeholders to evaluate which candidates are best able to fill any potential skill or diversity gaps within the boardroom as the business evolves, including candidates introduced to us by shareholders.

•

Potential to Provide Undue Influence for Special Interest Groups: Proxy access may create the opportunity for special interest groups or individuals with a small minority stake to promote an agenda that is not in the best interest of all shareholders. Proxy access makes it easier for those groups to use the threat of a contested election to seek concessions from Cisco relating to a particular special interest without being faced with the potential costs of a proxy solicitation.

In addition, Cisco’s governance structure already provides shareholders meaningful opportunity to hold the Board accountable in the nomination and election of directors. This governance structure includes:

•	Annual election of all members of the Board, as opposed to the staggered board election process used by some companies.

•	Shareholders have the opportunity to call special meetings and take action by written consent outside the context of our annual meeting of shareholders.

•

Majority voting, where a nominee is elected only if he or she receives a majority of the votes cast for election in uncontested elections; we adopted this mechanism of accountability in 2007, well before many other companies.

•	Shareholders are entitled to recommend director candidates to Cisco’s Nominating and Governance Committee, and such nominees are considered using the same criteria as all other candidates.

•	Our Board has a strong independent leadership structure, including a Lead Independent Director with broad authority and responsibility.

•

Our Board welcomes the insight of our shareholders, and one of the roles of our Lead Independent Director is to be available, as appropriate, for consultation and direct communication with major shareholders.

The implementation and use of proxy access in the United States is in its very early stages, and we don’t believe that anyone knows exactly how it will be used or what unintended consequences there may be. Once we adopt proxy access, it will likely become a long-term fixture of our corporate governance in the form it is adopted. Therefore, we want to ensure that proxy access is adopted at the appropriate time and in a fashion that best fits Cisco’s circumstances, and in a manner that has broad support across our shareholder base. Based on substantial shareholder feedback and a thorough evaluation of benefits and costs of adopting proxy access at this time, we believe the most prudent course at this time is to continue engaging with shareholders on this topic and monitor developments until we have a broad consensus from investors on a proxy access approach that is suitable for our Company. For these reasons, we oppose this proposal.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 5.

OWNERSHIP OF SECURITIES

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of July 25, 2015 for (i) each director and nominee, (ii) each holder of 5.0% or greater of Cisco common stock, (iii) Cisco’s CEO, each individual who served as Chief Financial Officer (CFO) during fiscal 2015 and the three most highly compensated executive officers (other than CEO and CFO) named in the table entitled “Summary Compensation Table” below (the “named executive officers” or “NEOs”), and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of July 25, 2015 includes shares of common stock that such person or group had the right to acquire on or within 60 days after July 25, 2015, including, but not limited to, upon the exercise of options or the vesting of restricted stock units (“RSUs”). References to RSUs in the footnotes of the table below include only RSUs outstanding as of July 25, 2015 that would vest or could settle on or within 60 days after July 25, 2015. Performance-based restricted stock units (“PRSUs”) that vested and settled on September 11, 2015 upon satisfaction and certification of performance goals have been excluded because the vesting thereof was subject to material conditions other than the passage of time as of July 25, 2015. These PRSUs are referenced in the footnotes. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 5,084,564,981 shares of common stock outstanding on July 25, 2015 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 25, 2015.

Name	Number of Shares Beneficially Owned	Percent Owned
BlackRock, Inc. (1)	310,673,647	6.1%
The Vanguard Group (2)	278,390,087	5.5%
Carol A. Bartz (3)	256,692	*
M. Michele Burns (4)	89,864	*
Frank A. Calderoni (5)	544,602	*
Michael D. Capellas (6)	113,617	*
John T. Chambers (7)	3,620,495	*
Brian L. Halla (8)	167,788	*
Dr. John L. Hennessy (9)	101,242	*
Dr. Kristina M. Johnson	12,626	*
Kelly A. Kramer (10)	88,953	*
Robert W. Lloyd (11)	546,060	*
Roderick C. McGeary (12)	139,622	*
Gary B. Moore (13)	539,380	*
Pankaj Patel (14)	720,686	*
Charles H. Robbins (15)	260,038	*
Arun Sarin (16)	56,855	*
Steven M. West (17)	76,099	*
All executive officers and directors as a group (17 Persons) (18)	6,598,997	*

*	Less than one percent.

(1)

Based on information set forth in a Schedule 13G filed with the SEC on January 30, 2015 by BlackRock, Inc. and certain related entities. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(2)

Based on information set forth in a Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group and certain related entities. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)	Represents 224,064 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse and options to purchase 30,000 shares.

(4)	Includes 6,904 shares subject to fully vested deferred stock units and options to purchase 30,000 shares.

(5)

Includes options to purchase 429,822 shares and 93,006 shares subject to RSUs which had accelerated vesting and settlement under his separation agreement. Excludes 384,480 shares subject to PRSUs which vested on September 11, 2015 upon satisfaction and certification of performance goals.

(6)	Includes options to purchase 30,000 shares.

(7)

Includes 50,089 shares held in a grantor retained annuity trust, 91,075 shares held in trusts for the benefit of Mr. Chambers’ children and options to purchase 1,775,000 shares. Excludes 843,447 shares subject to PRSUs which vested on September 11, 2015 upon satisfaction and certification of performance goals.

(8)	Includes 55,655 shares held by a family trust, 32,128 shares held by family limited partnerships, 13,205 shares subject to fully vested deferred stock units and options to purchase 65,000 shares.

(9)	Represents 13,846 shares held by the Hennessy 1993 Revocable Trust, 57,396 shares subject to fully vested deferred stock units and options to purchase 30,000 shares.

(10)	Includes 32,500 shares subject to RSUs. Excludes 33,550 shares subject to PRSUs which vested on September 11, 2015 upon satisfaction and certification of performance goals.

(11)

Includes 150,520 shares held by a trust, options to purchase 240,000 shares and 153,338 shares subject to RSUs which had accelerated vesting and deferred settlement under his separation agreement. Excludes 542,052 shares subject to PRSUs which vested on September 11, 2015 upon satisfaction and certification of performance goals.

(12)	Includes 49,460 shares subject to fully vested deferred stock units and options to purchase 30,000 shares.

(13)

Includes 26,198 shares held by a trust, options to purchase 240,000 shares and 158,450 shares subject to RSUs which had accelerated vesting and deferred settlement under his separation agreement. Excludes 592,042 shares subject to PRSUs which vested on September 11, 2015 upon satisfaction and certification of performance goals.

(14)

Includes 281,670 shares held by trusts, 18,197 shares held by his children, options to purchase 365,000 shares and 51,900 shares subject to RSUs. Excludes 205,771 shares subject to PRSUs that vested on September 11, 2015 upon satisfaction and certification of performance goals.

(15)	Includes 215,725 shares subject to RSUs. Excludes 83,875 shares subject to PRSUs which vested on September 11, 2015 upon satisfaction and certification of performance goals.

(16)	Represents 20,189 shares held by a family trust and 36,666 shares subject to fully vested deferred stock units.

(17)	Includes 41,999 shares held by the West-Karam Family Trust, 400 shares held by Mr. West’s spouse and options to purchase 30,000 shares.

(18)

Includes 163,631 shares subject to fully vested deferred stock units, options to purchase 2,909,645 shares and 560,125 shares subject to RSUs. Excludes 1,432,243 shares subject to PRSUs which vested on September 11, 2015 upon satisfaction and certification of performance goals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cisco’s executive officers, directors and persons who own more than 10% of Cisco’s common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide Cisco with copies of all Section 16(a) forms that they file. Based solely on Cisco’s review of these forms and written representations from the officers and directors, Cisco believes that all Section 16(a) filing requirements were met during fiscal 2015.

Equity Compensation Plan Information

The following table provides information as of July 25, 2015 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan, the 1996 Stock Incentive Plan, and the Cisco Systems, Inc. Employee Stock Purchase Plan (“Purchase Plan”) and its sub-plan, the International Employee Stock Purchase Plan. The category “Equity compensation plans not approved by security holders” in the table below consists of the SA Acquisition Plan and the WebEx Acquisition Plan that were adopted in connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., respectively, in accordance with applicable NASDAQ listing standards. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Cisco in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	239,590,673	(3)	$29.60	423,916,109	(4)
Equity compensation plans not approved by security holders	2,707,931	(5)(6)	$31.68	—

Total	242,298,604	(7)	$29.66	423,916,109	(8)

(1)	Excludes purchase rights currently accruing under the Purchase Plan.

(2)	The weighted average exercise price does not take into account the shares subject to outstanding RSUs and PRSUs, which have no exercise price.

(3)	Includes 124,982,369 shares subject to outstanding RSUs and 18,283,918 shares issuable under outstanding PRSUs based on an assumed target performance, unless performance is otherwise known.

(4)

Includes shares available for future issuance under the Purchase Plan. As of July 25, 2015, as reported in Cisco’s 2015 Annual Report on Form 10-K, an aggregate of 147,624,455 shares of common stock were available for future issuance under the Purchase Plan, including shares subject to purchase during the current purchase period. Under the 2005 Stock Incentive Plan, each share issued as a stock grant (or pursuant to the vesting of a stock unit) will reduce the share reserve by 1.5 shares. Further, each share issued upon the settlement of a dividend equivalent will reduce the shares reserved by 1.5 shares. Under the 2005 Stock Incentive Plan, non-employee directors may also elect to receive fully vested shares of common stock (or RSUs that would be settled in shares after the non-employee director left the board) in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. See also footnote 5 below.

(5)

Includes outstanding options to purchase 2,163,523 shares of common stock under the SA Acquisition Plan and outstanding options and stock appreciation rights with respect to 544,408 shares of common stock under the WebEx Acquisition Plan. As a result of the shareholder approval on November 12, 2009 of an amendment and restatement of the 2005 Stock Incentive Plan, shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that expire unexercised after that date become available for reuse under the 2005 Stock Incentive Plan.

(6)

Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions, other than assumed under the SA Acquisition Plan and the WebEx Acquisition Plan. As of July 25, 2015, a total of 4,096,041 shares of common stock were issuable upon exercise of outstanding options and 5,350,872 shares were issuable upon the vesting of RSUs under those other assumed arrangements. The weighted average exercise price of those outstanding options is $4.93 per share. No additional awards may be granted under those assumed arrangements.

(7)

As of July 25, 2015, the aggregate number of shares issuable upon exercise of outstanding options as reported in Cisco’s 2015 Annual Report on Form 10-K were 103,128,358 shares, which included the 4,096,041 shares issuable upon exercise of outstanding options under the assumed arrangements described in footnote 6 above.

(8)

As of July 25, 2015, 276,291,654 shares and 147,624,455 shares were available for future issuance under the 2005 Stock Incentive Plan and the Purchase Plan, respectively, as reported in Cisco’s 2015 Annual Report on Form 10-K.

Acquisition Plans

In connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., Cisco adopted the SA Acquisition Plan and the WebEx Acquisition Plan, respectively, each effective upon completion of the applicable acquisition. These plans constitute assumptions, amendments, restatements, and renamings of the 2003 Long-Term Incentive Plan of Scientific-Atlanta and the WebEx Communications, Inc. Amended and Restated 2000 Stock Incentive Plan, respectively. The plans permitted the grant of stock options, stock, stock units, and stock appreciation rights to certain employees of Cisco and its subsidiaries and affiliates who had been employed by Scientific-Atlanta or its subsidiaries or WebEx or its subsidiaries, as applicable. Since November 15, 2007, Cisco no longer makes stock option grants or direct share issuances under either the SA Acquisition Plan or the WebEx Acquisition Plan. Shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that are forfeited or are terminated for any other reason before being exercised or settled become available for reuse under the 2005 Stock Incentive Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis, we provide the following:

• Executive Summary	page 32
• Compensation Components	page 37
• Fiscal 2015 Compensation	page 37
• Fiscal 2016 Compensation Approach	page 44
• Compensation Philosophy and Objectives	page 45
• Compensation Process	page 46

Executive Summary

Fiscal 2015 was a year of both leadership transition and strong financial and strategic performance. Fiscal 2015 at a glance:

Performance and Compensation Highlights

Long-Term Objectives—New Leadership for the Future

In May of 2015, we announced that Mr. Chambers, our CEO since 1995, was succeeded in fiscal 2016 by long-time Cisco executive Mr. Robbins, SVP of Worldwide Operations. Mr. Chambers has continued as Executive Chairman. Mr. Robbins implemented a new executive leadership team to lead Cisco into its next phase of growth, and the new team members report directly to Mr. Robbins. Cisco decided to eliminate the position of President and Chief Operating Officer (COO), and the position of President, Development and Sales. Mr. Moore and Mr. Lloyd agreed to leave at the end of fiscal 2015 following many years of significant contributions.

Named Executive Officers (NEOs) Charles H. Robbins CEO
Former NEOs Frank A. Calderoni Former CFO Gary B. Moore Former President and COO Robert W. Lloyd Former President	Continuing NEOs John T. Chambers Executive Chairman Kelly A. Kramer CFO Pankaj Patel Chief Development Officer

Financial Objectives and Relative TSR

We exceeded our financial goals for revenue, operating income, EPS and cash flow, in part, by refocusing on our core competencies. Cisco’s 1-year and 3-year TSR relative to the Peer Group are at the 63rd percentile and 81st percentile, respectively.

Absolute TSR

Fiscal 2015 Financial Performance

Revenue* Growth: 4.3%

Operating Income* Growth: 6.2%

Operating Cash Flow Growth: 1.8%

EPS* Growth: 7.3%

*  Revenue and Operating Income as determined pursuant to the Executive Incentive Plan and EPS as determined pursuant to the PRSUs as set forth below

Say On Pay—91% Approval Last Year

Our shareholders were generally supportive of the structure and philosophy of our pay program and, as a result, we have made no material changes. Mr. Chambers’ total direct compensation for fiscal 2015 was over 94% performance-based.

Fiscal 2015 CEO Pay Total Direct Compensation Fiscal 2014: $15,583,568 Fiscal 2015: $19,441,910 Mr. Chambers’ total direct compensation for fiscal 2015 was at the 69th percentile of our Peer Group.

•	Listening to Our Shareholders

Cisco’s informed and accessible Compensation Committee is comprised solely of independent directors that, as noted in the “Shareholder Communications with the Board of Directors” section of this Proxy Statement, has established effective means for communicating with shareholders, including the opportunity for shareholders to cast a non-binding advisory vote regarding executive compensation at Cisco’s annual shareholders meetings.

The Compensation Committee is very interested in the ideas and concerns of our shareholders regarding executive compensation. An advisory vote regarding executive compensation was presented to shareholders for the fifth time at last year’s annual meeting of shareholders and approved by approximately 91% of shareholder votes, consistent with prior advisory votes by our shareholders regarding executive compensation. Further, at Cisco’s 2011 annual meeting of shareholders, approximately 90% of affirmative votes by shareholders supported an annual advisory vote proposal to approve the compensation of our named executive officers as the preferred frequency. In light of this outcome, the Board of Directors determined to hold a non-binding advisory vote to approve executive compensation each year until the next required frequency vote, which is expected at Cisco’s 2017 annual meeting of shareholders.

After filing our fiscal 2014 proxy statement, we reached out to our top 30 institutional investors to solicit their feedback and had conference calls with half of these shareholders representing 31% of our then outstanding shares to discuss, among other matters, our executive compensation program and our governance practices. In general, feedback from these shareholders was positive, including:

•	Pay and Performance: Shareholders recognized the correlation between pay and performance in our compensation programs;

•	Compensation Programs: Shareholders were supportive of our broad-based plans; and

•	CD&A: Shareholders appreciated the improvements in our CD&A and want to see continued progress.

In these conference calls, shareholders asked us to consider:

•	Shareholder Value: Shareholders requested that we focus more on explaining how we create shareholder value and what our key drivers are; and

•	Cash Incentives: Whether our annual cash incentive plan, the Executive Incentive Plan (EIP), would benefit from simplification.

Below is a summary of what we are doing in response:

•	CD&A: Every year, we improve our CD&A. For fiscal 2015, we continued this effort by restructuring the CD&A in the following ways:

•	we revised our Executive Summary to give an upfront snapshot of the information most critical to shareholders;

•	we moved the Compensation Philosophy and Objectives and Compensation Process sections so that they follow the specific fiscal 2015 compensation information; and

•	we further simplified the CD&A by including more graphics and less legalese to highlight the key elements of our operational performance that drive shareholder value.

•

Shareholder Value and Cash Incentives: Shareholder value is a critical element of our pay for performance philosophy. Approximately 75% or more of our named executive officers’ equity awards are PRSUs and 50% of the PRSUs are based on TSR. In addition, all PRSUs awarded to named executive officers during the fiscal year after September 2014 are based entirely on Cisco’s TSR.

For fiscal 2016, we simplified the EIP by eliminating the customer satisfaction factor, which enhances the significance of company performance in determining year-end bonuses, and once again the bonus plan had more difficult financial performance targets than Cisco’s financial plan.

Cisco’s Fiscal 2015 Financial Performance Compared to Fiscal 2014

	Fiscal 2014 (Actual /Target)	Fiscal 2015 (Actual /Target)
Worldwide Revenue* Under the EIP (in billions)	$47.1 / $49.5	$49.2 / $48.9
Results as a Percentage of EIP Target	95%	100%
Worldwide Operating Income* Under the EIP (in billions)	$13.4 / $14.0	$14.2 / $13.4
Results as a Percentage of EIP Target	95%	106%
Worldwide Operating Cash Flow for PRSUs (in billions)	$12.3 / $12.7	$12.6 / $11.4
Results as a Percentage of PRSU Target	97%	110%
Earnings Per Share* for PRSUs	$2.06 / $2.06	$2.21 / $2.12
Results as a Percentage of PRSU Target	100%	104%

*

For a description of how Cisco’s worldwide revenue and operating income are calculated, see the discussion below under “Variable Cash Incentive Awards.” For a description of how earnings per share are calculated, see the discussion below under “Long-Term, Equity-Based Incentive Awards.”

•	Executive Compensation Pay for Performance Philosophy

The core of Cisco’s executive compensation philosophy continues to be to pay for performance, as discussed in greater detail below. The chart below demonstrates how the historical compensation of our CEO and the average historical compensation of our other NEOs, both as reported in the Summary Compensation Table of our proxy during the preceding three years (excluding the equity accounting modification charges for fiscal 2015), compare to our absolute TSR during the same period.

*	CEO and average other named executive officer total compensation for the three fiscal years is measured against fiscal 2012 total compensation. TSR is measured against the stock price as of the end of fiscal 2012 and includes the reinvestment of all dividends.

The chart below demonstrates how our TSR during the preceding three years compares to the median TSR of our Peer Group during the same period.

*	TSR for Cisco and each member of the Peer Group is measured as the stock price of each company as of the end of Cisco’s applicable fiscal year against the stock price as of the end of fiscal 2012 and includes the reinvestment of all dividends.

•	Executive Compensation Aligned with Performance

The tables below display Cisco’s cash incentive compensation, grants of RSUs and PRSUs and total direct compensation for each named executive officer for fiscal 2015 as compared to fiscal 2014.

Annual Total Direct Compensation

(Annual Base Salary, Variable Cash Incentive Awards and Long-Term, Equity-Based Incentive Awards Value at Target)

The increase in our named executive officers’ annual total direct compensation is consistent with our increase in financial performance and total shareholder return.

	Fiscal 2014 Total Direct Compensation*	Fiscal 2015 Total Direct Compensation*
John T. Chambers	$15,583,568	$19,441,910
Kelly A. Kramer	N/A	$4,389,871
Pankaj Patel	$9,242,973	$10,120,752
Frank A. Calderoni (Former CFO)	$8,996,271	$7,529,457
Gary B. Moore (Former President and COO)	$10,186,125	$11,196,464
Robert W. Lloyd (Former President)	$10,182,601	$11,258,857

*

Total direct compensation includes annual base salary, annual variable cash incentive awards and annual long-term, equity-based incentive awards at target, excluding any special cash awards, the grant date fair value of the promotional and leadership transition equity awards made during fiscal 2015 and the accounting modification charges mentioned below.

These amounts differ from the totals included in our Summary Compensation Table, which, among other things, show significant increases in the fiscal 2015 total compensation for our named executive officers who left effective as of or shortly after the end of fiscal 2015: Mr. Calderoni—$27,180,761; Mr. Moore—$26,833,391; and Mr. Lloyd—$26,516,594. These increases relate to accounting charges resulting from the modification of certain equity awards in connection with their departures, and do not reflect an increase in the realizable value of such awards. The modification charges for each of these departed named executive officers, which are in addition to the grant date fair values of such awards which have been reported in the Summary Compensation Table for this year and prior fiscal years, are as follows: Mr. Calderoni—$16,994,849; Mr. Moore—$14,443,333; and Mr. Lloyd—$14,255,519. These charges relate to the accelerated vesting of certain outstanding time-based RSUs, entitlement to certain outstanding PRSUs to the extent the performance goals are achieved and an extension of the post-termination exercise period for certain stock options, all as approved by FWC.

Variable Cash Incentive Awards

The payouts under our fiscal 2015 cash incentive awards increased because our fiscal 2015 financial performance was better than our fiscal 2014 financial performance.

	Fiscal 2014 Variable Cash Incentive Award	Fiscal 2015 Variable Cash Incentive Award
John T. Chambers	$2,500,000	$4,000,000
Kelly A. Kramer	N/A	$1,438,245
Pankaj Patel	$1,239,875	$1,909,950
Frank A. Calderoni (Former CFO)	$1,275,300	$705,362
Gary B. Moore (Former President and COO)	$1,395,524	$2,059,676
Robert W. Lloyd (Former President)	$1,417,000	$2,046,375

Long-Term, Equity-Based Incentive Awards

Cisco made the following competitive annual grants as shown below to its named executive officers.

	Fiscal 2014 Awards	Fiscal 2015 Awards
	Annual Equity Award Target Grant Value	Annual Equity Award Target Grant Value	Promotional/Leadership Transition Equity Award Target Grant Value	Total Fiscal 2015 Equity Award Target Grant Value
John T. Chambers	$11,983,568	$14,341,910	—	$14,341,910
Kelly A. Kramer	N/A	$2,294,000	$3,639,449	$5,933,449
Pankaj Patel	$7,303,098	$7,510,802	$3,017,117	$10,527,919
Frank A. Calderoni (Former CFO)	$6,920,971	$6,307,062	—	$6,307,062
Gary B. Moore (Former President and COO)	$7,965,601	$8,311,788	—	$8,311,788
Robert W. Lloyd (Former President)	$7,965,601	$8,412,482	—	$8,412,482

•	Compensation Governance

The core of Cisco’s executive compensation continues to be pay for performance, and the framework includes the compensation governance features discussed below:

No Employment Agreements

Cisco’s named executive officers have no employment or change in control agreements, special benefits, supplemental executive retirement plans, or perquisites, other than in the limited instances described below, nor do they have any tax gross-ups.

Independent Compensation Consultant	The Compensation Committee’s independent compensation consultant, FWC, is retained directly by the Compensation Committee and performs no other consulting or other services for Cisco.
Competitive Benchmarking Assessments

Market competitiveness is one factor that the Compensation Committee considers each year in determining a named executive officer’s total direct compensation as well as the individual components thereof. For benchmarking purposes, the Compensation Committee uses a peer group of major information technology companies that satisfy objective criteria recommended by FWC. The Compensation Committee may also decide to use data accumulated by management regarding compensation practices of companies with which Cisco competes for talent as an additional point of reference.

Risk Management

Cisco’s compensation philosophy and related governance features are complemented by specific elements designed to align Cisco’s executive compensation with long-term shareholder interests and effective compensation-related risk management, including the following:

•    Executive officers are prohibited from engaging in any speculative transactions in Cisco securities, including engaging in short sales, engaging in transactions involving put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts; and

•    Executive officers are strongly discouraged from pledging Cisco securities in margin accounts or as collateral for loans, and no executive officer currently engages in such practices.

Based in part on this philosophy and these governance features, the Compensation Committee does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Cisco.

Compensation decisions and other details are discussed in the remainder of this CD&A.

Compensation Components

The three major elements of Cisco’s executive officer regular total direct compensation are: (i) base salary, (ii) variable cash incentive awards, and (iii) long-term, equity-based incentive awards. For fiscal 2015, 94% of target annual total direct compensation for the CEO was performance-based and approximately 70% of target annual total direct compensation for the other named executive officers was performance-based, reflecting Cisco’s core compensation philosophy to pay for performance.

Fiscal 2015 Compensation

Base Salary.    Cisco usually establishes base salaries for its executive officers at the beginning of its fiscal year. Except for Ms. Kramer and Mr. Calderoni, the base salaries for the named executive officers remained unchanged from fiscal 2014, resulting in base salaries generally targeted at the median of the Peer Group. In connection with her promotion to CFO, the Compensation Committee increased Ms. Kramer’s base salary from $500,000 to $735,000, effective January 1, 2015, which is slightly below the median of the Peer Group. Upon stepping down as CFO and becoming Executive Advisor, Mr. Calderoni’s base salary was reduced from $800,000 to $300,000, effective January 1, 2015.

Variable Cash Incentive Awards.    Performance measures and goals for determining annual cash incentive awards for named executive officers for fiscal 2015 were pre-established under Cisco’s EIP and were intended to comply with the exemption for performance-based compensation under Code Section 162(m). In fiscal 2015, the pre-established performance goals were based on Cisco’s achievement of established financial performance goals, customer satisfaction criteria and the executive’s individual contribution.

•	How Variable Cash Incentive Awards Work

For each named executive officer, the cash incentive awards under the EIP are calculated by multiplying the individual’s annual base salary in effect at the beginning of the fiscal year by the individual’s target award percentage, and multiplying the result by a company performance factor (CPF), a customer satisfaction factor (CSF), and an individual performance factor (IPF), as follows:

BONUS = BASE x TARGET x CPF x CSF x IPF

The cash incentive awards for fiscal 2015 for each named executive officer were as follows:

Named Executive Officer	Base Salary	Target Award Percentage	Company Performance Factor	Customer Satisfaction Factor	Individual Performance Factor	EIP Payment
John T. Chambers	$1,100,000	200%	1.07	1.02	1.67	$4,000,000
Kelly A. Kramer*	$657,626	105%	1.07	1.02	1.90	$1,438,245
Pankaj Patel	$700,000	125%	1.07	1.02	2.00	$1,909,950
Frank A. Calderoni*	$517,033	125%	1.07	1.02	1.00	$705,362
Gary B. Moore	$825,000	125%	1.07	1.02	1.83	$2,059,676
Robert W. Lloyd	$800,000	125%	1.07	1.02	1.88	$2,046,375

*

Ms. Kramer’s base salary and target award percentage were pro-rated to reflect her base salary of $500,000 and target award percentage of 80% during fiscal 2015 prior to her appointment as CFO and her increased base salary of $735,000 and target award percentage of 125% thereafter. Mr. Calderoni’s base salary was pro-rated to reflect his base salary of $800,000 during fiscal 2015 prior to becoming Executive Advisor and stepping down as CFO and his reduced base salary of $300,000 thereafter.

Based on Cisco’s performance at over 100% of target during fiscal 2015, the incentive cash awards paid for fiscal 2015 to the named executive officers were on average 49% more than the fiscal 2014 incentive cash awards and at the 71st percentile of the Peer Group.

•	How Fiscal 2015 EIP Targets were Established and Actual Results

At the beginning of fiscal 2015, the Compensation Committee establishes a target EIP award for each of the named executive officers, other than Ms. Kramer who was promoted to CFO effective January 1, 2015, and such target award was set at the median of the Peer Group: 200% of the CEO’s base salary and 125% of the respective annual base salaries for the other named executive officers.

The maximum bonus under this EIP formula is 269% of target assuming maximum company performance, customer satisfaction and individual performance factors, or 538% of base salary (269% x 200% of base salary) for the CEO and 336% of base salary (269% x 125% of base salary) for the other named executive officers.

Company Performance Factor

The company performance factor for fiscal 2015 was determined over an annual performance period and could range from 0.0 to 1.20 with target at 1.0. The annual company performance factor for fiscal 2015 was set within the first 90 days of fiscal 2015 and was subject to the Compensation Committee’s negative discretion to reduce the company performance factor.

The Compensation Committee established the annual financial performance goals so that they were more difficult than the annual goals in Cisco’s fiscal 2015 financial plan established by the Board of Directors. Worldwide revenue and operating income growth were the financial performance goals used to determine the company performance factor for the performance period because they most directly align with Cisco’s growth strategy and generally represent the best correlation with shareholder value. Operating income is weighted on a 4-to-1 basis compared to revenue in affecting the company performance factor.

The worldwide revenue and operating income goals for fiscal 2015 as well as our performance relative to fiscal 2014 are set forth below.

	Fiscal 2015 Goals			Fiscal 2015 Results	Fiscal 2014 Results
	Threshold	Target	Maximum
Revenue	$41.2 billion (84% of target)	$48.9 billion	$54.3 billion (111% of target)	$49.2 billion (100% of target)	$47.1 billion

Operating Income	$11.2 billion (84% of target)	$13.4 billion	$16.9 billion (126% of target)	$14.2 billion (106% of target)	$13.4 billion

The above resulted in a total fiscal 2015 company performance factor of 1.07, reflecting above target achievement of the financial performance goals under the EIP.

Worldwide revenue and operating income each were calculated for purposes of the EIP in accordance with pre-established rules. Worldwide revenue was Cisco’s GAAP worldwide revenue excluding the effects of the impact of changes in GAAP and the effects of business combinations subject to a pre-established threshold. Operating income was Cisco’s GAAP operating income excluding the following: share-based compensation expense; compensation expense related to acquisitions and investments; changes in estimates of contingent consideration related to acquisitions and investments; gains or losses on divestitures; amortization or impairment of acquired intangible assets including in-process research and development; impacts to cost of sales from purchase accounting adjustments to inventory; all external acquisition-related costs such as finder’s fees, advisory, legal, accounting, valuation, hedging or other professional or consulting fees directly associated with acquisitions and investments; gains resulting from resolving all pre-acquisition contingencies; and each of the following subject to pre-established thresholds: the impact of any cumulative effect of changing to newly adopted accounting principles; operating income of the acquired entity and its subsidiaries as reflected on the financial records thereof; losses due to impairments or gain/loss contingencies; gains or losses on the sale of fixed assets; direct losses on Cisco’s tangible assets from natural catastrophe, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, or seizure; and restructuring charges.

Customer Satisfaction Factor

The customer satisfaction factor can range from 0.90 to 1.12 with a target of 1.0. The customer satisfaction factor uses a narrower range compared to the company performance and individual performance factors because it is viewed as correlated with Cisco’s broader company performance factor. At the beginning of the performance period, the customer satisfaction factor was set at a maximum of 1.12, and the Compensation Committee retained negative discretion to reduce the customer satisfaction factor for each named executive officer to the actual factor. For fiscal 2015, the scoring of the customer satisfaction factor was made more difficult to reflect Cisco’s desire to exceed customer expectations.

For fiscal 2015, Cisco’s composite customer satisfaction score, which was derived from the results of an annual customer satisfaction survey, was 1.02 due to the more difficult survey scoring and decreasing customer rankings. By comparison, the customer satisfaction factor for fiscal 2014 was 1.09.

Individual Performance Factors

The individual performance factor can range from 0.0 to 2.0 with a target of 1.0. At the beginning of the performance period, the individual performance factor was set at a maximum of 2.0, and the Compensation Committee retained negative discretion to reduce the individual performance factor for each named executive officer to the actual factor. For fiscal 2015, the individual performance factors for each of the continuing named executive officers, other than the CEO, were determined by the Compensation Committee pursuant to the recommendation of the CEO based on the relative contributions of each of the named executive officers to Cisco’s success in fiscal 2015. The Compensation Committee established the individual performance factor for the CEO.

In considering the appropriate individual performance factor for each named executive officer, the Compensation Committee considers the named executive officer’s leadership, strategic planning, implementation, innovation, contributions to Cisco’s achievement of its financial goals, and prior years’ individual performance factors and cash incentive awards under the EIP and competitive compensation positioning. The Compensation Committee uses its business judgment in reviewing each of these individual items and does not assign specific quantitative weighting to such items. Mr. Chambers received an individual performance factor of 1.67 for implementing Cisco’s strategic goal of new leadership for the future while, at the same time, helping Cisco exceed its financial goals. Ms. Kramer received an individual performance factor of 1.90 for excellent performance in her first year as the CFO. Mr. Patel received the highest possible individual performance factor of 2.00 for the speed and quality of engineering changes he delivered during the leadership transition period and driving product development while reducing expenses. Mr. Calderoni, Mr. Moore and Mr. Lloyd received individual performance factors of 1.00, 1.83 and 1.88, respectively, as set forth in their separation agreements with Cisco, which further provide that their fiscal 2015 awards are subject to the level of achievement of the company performance factor and the customer satisfaction factor. Set forth below is a summary of the historical individual performance factors for fiscal 2014 and fiscal 2015.

Named Executive Officer	Fiscal 2014 Individual Performance Factor	Fiscal 2015 Individual Performance Factor
John T. Chambers	1.60	1.67
Kelly A. Kramer	N/A	1.90
Pankaj Patel	2.00	2.00
Frank A. Calderoni	1.80	1.00
Gary B. Moore	1.91	1.83
Robert W. Lloyd	2.00	1.88

Special Cash Award.    In connection with her appointment to CFO and as consideration for a waiver of all remaining benefits due to Ms. Kramer after December 31, 2014 pursuant to a prior offer letter, the Compensation Committee approved the payment to Ms. Kramer of $1,000,000, with $500,000 payable in January 2015 and the balance payable in January 2016, subject to her continued employment with Cisco on each payment date.

Long-Term, Equity-Based Incentive Awards.    The objective of Cisco’s long-term, equity-based incentive awards is to align the interests of named executive officers with shareholders and to provide each named executive officer with an incentive to manage Cisco from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of the long-term, equity-based incentives according to each named executive officer’s position within Cisco and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition to the desired benchmarking percentiles and consideration of the competitive market data described below, the Compensation Committee takes into account an individual’s performance history, his or her potential for future advancement and promotions, the CEO’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

•	Fiscal 2015 Awards—Our fiscal 2015 long-term, equity-based grants were as follows:

Named Executive Officer	Target PRSUs	Max. PRSUs	Target Value of PRSUs	Time-Based RSUs	Grant Value of Time Based RSUs	Total Target Value of Fiscal 2015 Annual Equity Awards*
John T. Chambers	609,345	914,017	$14,341,910	—	—	$14,341,910
Kelly A. Kramer	50,000	75,000	$1,141,500	50,000	$1,152,500	$2,294,000
Pankaj Patel	246,400	369,600	$5,625,312	81,800	$1,885,490	$7,510,802
Frank A. Calderoni	206,900	310,350	$4,723,527	68,700	$1,583,535	$6,307,062
Gary B. Moore	272,600	408,900	$6,223,458	90,600	$2,088,330	$8,311,788
Robert W. Lloyd	275,900	413,850	$6,298,797	91,700	$2,113,685	$8,412,482

*	See “Target Values versus Accounting Values” for information about how this value is calculated.

In September 2014, the Compensation Committee approved an initial equity award to Mr. Chambers for fiscal 2015 of 100% PRSUs with a target value of $11,841,921 which was slightly below the median of the Peer Group. In July 2015, based on Cisco’s 1- and 3-year TSR relative to the Peer Group at the 63rd percentile and 81st percentile, respectively, the Compensation Committee approved the completion of the annual grant to the CEO of 100% PRSUs with a target value of $2,499,989, resulting in fiscal 2015 annual long-term, equity-based grants with an aggregate target value of approximately $14 million, which was at the 69th percentile of the Peer Group. By waiting until the last quarter of the fiscal year to determine if it will complete the CEO’s annual grant with a supplemental grant, the Compensation Committee is able to consider anticipated absolute and relative financial and TSR performance so that the total annual CEO award is more closely aligned with performance for the fiscal year. In September 2014, the Compensation Committee also approved equity awards for fiscal 2015 of an approximate 75%/25% combination (based on value) of PRSUs and time-based RSUs to the other named executive officers, other than Ms. Kramer, as set forth in the table above. Before Ms. Kramer was promoted to CFO, the Compensation Committee initially approved in September 2014 an equity award to Ms. Kramer of a 50%/50% combination (based on shares) of PRSUs and time-based RSUs. The total target value for the annual grants of PRSUs and time-based RSUs awarded to the named executive officers other than Mr. Chambers and Ms. Kramer was determined with reference to between the 49th and 71st percentile of the Peer Group.

Effective in January 2015, Ms. Kramer was promoted to CFO. In recognition of her promotion, the Compensation Committee decided to augment her annual grant with the following promotional grant of time-based RSUs and PRSUs. In addition, in May 2015, Mr. Patel received the following grant as part of special equity grants made to retain key team members in light of the CEO transition. FWC advised that both grants were reasonable and customary based on Peer Group practice.

Named Executive Officer	Promotional/ Leadership Transition PRSUs	Max. PRSUs	Target Value of PRSUs	Promotional/ Leadership Transition RSUs	Grant Value of RSUs	Total Target Value of Promotional/ Leadership Transition Equity Awards
Kelly A. Kramer	100,562	150,843	$2,764,449	35,000	$875,000	$3,639,449
Pankaj Patel	55,000	82,500	$1,551,367	55,000	$1,465,750	$3,017,117

•	How PRSUs Work

Like the performance metrics for the fiscal 2013 and fiscal 2014 annual PRSUs, the performance metrics for 50% of the fiscal 2015 PRSUs are operating cash flow and earnings per share based on consecutive annual goals over a three-year period, pre-established at the beginning of each of fiscal 2015, fiscal 2016 and fiscal 2017 in accordance with Code Section 162(m). Performance will be reviewed at the end of each fiscal year and any PRSUs will be earned based on the average performance over the three fiscal years (the “Financial Goal Multiplier”). Also, like the fiscal 2013 and fiscal 2014 PRSUs, the performance metric for the remaining 50% of the fiscal 2015 PRSUs is Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2015, fiscal 2016 and fiscal 2017 (the “Total Shareholder Return Multiplier”). The Total Shareholder Return Multiplier is determined by comparing Cisco’s TSR at the beginning and end of the three-year performance period to the TSR of each company that comprises the S&P 500 Information Technology Index.

While the second portion of Mr. Chambers’ annual grant and the special awards to Ms. Kramer and Mr. Patel have a structure similar to the annual PRSU grants and have the same relative TSR goals as the annual grants made in September 2014, they differed in a few important ways. The portion of Mr. Chambers’ annual grant made in July 2015 is based solely on the Total Shareholder Return Multiplier from June 1, 2015 through the end of fiscal 2017. Ms. Kramer’s promotional grant is based solely on the Total Shareholder Return Multiplier from December 1, 2014 through the end of fiscal 2017. Mr. Patel’s leadership transition grant is based solely on the Total Shareholder Return Multiplier, but is divided over three separate performance periods with (i) one-third covering the two-year period from the beginning of fiscal 2016 to the end of fiscal 2017, (ii) one-third covering the three-year period from the beginning of fiscal 2016 to the end of fiscal 2018 and (iii) one-third covering the three-year period from the beginning of fiscal 2017 to the end of fiscal 2019.

Except as noted in the preceding paragraph, the formula to determine the number of earned PRSUs is set forth below:

Earned PRSUs = Target PRSUs x

((50% x Average Financial Goal Multiplier) + (50% x Total Shareholder Return Multiplier))

Depending upon performance and the sum of the respective Multipliers, each named executive officer may receive total PRSU shares ranging from 0% of target for performance below target to 150% of target for superior performance.

The worldwide operating cash flow and earnings per share goals for fiscal 2015 as well as our fiscal 2015 performance relative to fiscal 2014 are set forth below:

	Fiscal 2015 Goals			Fiscal 2015 Results	Fiscal 2014 Results
	Threshold	Target	Maximum
Operating Cash Flow	$9.7 billion (85% of target)	$11.4 billion	$14.1 billion (123% of target)	$12.6 billion (110% of target)	$12.3 billion

Earnings Per Share	$1.80 (85% of target)	$2.12	$2.63 (124% of target)	$2.21 (104% of target)	$2.06

The above resulted in a Financial Goal Multiplier for fiscal 2015 of 1.13, reflecting achievement above target levels. This multiplier will be included as part of the three-year average for the relevant PRSUs (e.g., the Year 3 Financial Goal Multiplier for the fiscal 2013 PRSUs).

For the fiscal 2015 PRSUs, a threshold relative TSR at the 25th percentile of the S&P 500 Information Technology Index would trigger a Total Shareholder Return Multiplier of 0.50 and a maximum relative TSR at or above the 75th percentile of the S&P 500 Information Technology Index would trigger a Total Shareholder Return Multiplier of 1.50.

At the end of the three-year performance period, the Total Shareholder Return Multiplier will be determined and 50% of the Average Financial Goal Multiplier (the average of the Financial Goal Multipliers for fiscal 2015, 2016 and 2017) will be added to 50% of the Total Shareholder Return Multiplier to determine an award of shares for each named executive officer. As fiscal 2015 was the first year of the three-year performance period for fiscal

2015 PRSUs, no shares were earned. However, the one-year TSR for fiscal 2015 was at the 60th percentile of the S&P 500 Information Technology Index which would have resulted in a Total Shareholder Return Multiplier of 1.20 had the three-year performance period been a one-year performance period. The vesting and settlement of any of the PRSUs granted for fiscal 2015 will depend on Cisco’s performance for fiscal 2016 and fiscal 2017 (in addition to fiscal 2015) and TSR during the three-year performance period, and whether the Compensation Committee exercises any negative discretion to reduce the award when approving the settlement of the PRSUs.

For the fiscal 2015 PRSUs, worldwide operating cash flow is Cisco’s GAAP operating cash flow. Earnings per share was calculated from Cisco’s GAAP diluted earnings per share excluding all of the items excluded from the calculation of operating income for purposes of the EIP, other than operating income of the acquired entity and its subsidiaries as reflected on the financial records thereof and gains and losses on the sale of fixed assets, including the income tax effects thereof; and each of the following subject to pre-established thresholds: net income or loss of the acquired entity and its subsidiaries as reflected on the financial records thereof, including any income tax effects; and the effects of certain tax matters.

•	Realizable PRSU Values

The table below summarizes the applicable Financial Goal Multipliers and Total Shareholder Return Multipliers for the PRSUs granted during each of fiscal 2013, 2014 and 2015.

	Year 1 Financial Goal Multiplier	Year 2 Financial Goal Multiplier	Year 3 Financial Goal Multiplier	Average Financial Goal Multiplier	3-Year Total Shareholder Return Multiplier	Overall Multiplier
Fiscal 2013 PRSUs	1.16 (fiscal 2013)	0.94 (fiscal 2014)	1.13 (fiscal 2015)	1.077	1.16	1.118
Fiscal 2014 PRSUs	0.94 (fiscal 2014)	1.13 (fiscal 2015)	TBD (fiscal 2016)	TBD	TBD	TBD
Fiscal 2015 PRSUs	1.13 (fiscal 2015)	TBD (fiscal 2016)	TBD (fiscal 2017)	TBD	TBD	TBD

Based on the multipliers as set forth in the table above, the fiscal 2013 PRSUs (for which the three-year performance cycle has been completed) were earned as follows reflecting our commitment to pay for performance:

Named Executive Officer	Target PRSUs	Average Financial Goal Multiplier	3-Year Total Shareholder Return Multiplier	FY 2013 PRSUs Earned
John T. Chambers	583,500	1.077	1.16	652,547
Kelly A. Kramer	30,000	1.077	1.16	33,550
Pankaj Patel	184,000	1.077	1.16	205,771
Frank A. Calderoni	343,800	1.077	1.16	384,480
Gary B. Moore	529,400	1.077	1.16	592,042
Robert W. Lloyd	484,700	1.077	1.16	542,052

As described in the proxy statement for our 2013 annual meeting of shareholders, in June of 2013, the Compensation Committee completed its annual grant to the CEO with additional PRSUs based solely on the Total Shareholder Return Multiplier from June 1, 2013 through the end of fiscal 2015 with the same relative TSR goals as set forth above. This fiscal 2013 PRSU (for which the 26-month performance cycle has been completed) was earned as follows based on relative TSR at just under the 42nd percentile:

Named Executive Officer	Additional Target PRSUs	26-Month Total Shareholder Return Multiplier	Additional PRSUs Earned
John T. Chambers	230,000	0.83	190,900

•	Target Values versus Accounting Values

Because the fiscal 2015 PRSUs include a three-year Total Shareholder Return Multiplier and annual Financial Goal Multipliers, the values reported in the Summary Compensation Table are different than the target values set forth in the tables above and the table in the Executive Summary. FASB ASC Topic 718 requires that the value of the fiscal 2015 PRSUs reported in the Summary Compensation Table include the full value for the PRSUs based on the probable outcome of the Total Shareholder Return Multiplier, but only that portion of the value of the PRSUs based on the Financial Goal Multipliers for which annual financial performance metrics were established during fiscal 2014 based on probable achievement of such metrics. As a result, for the fiscal 2015 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual financial metrics for fiscal 2016 or fiscal 2017. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2016 and fiscal 2017, respectively, when the financial metrics are established. However, the Summary Compensation Table for fiscal 2015 does include the value of the fiscal 2013 PRSUs and the fiscal 2014 PRSUs based on the annual operational performance metrics set for those awards during fiscal 2015.

•	Vesting of RSUs and PRSUs

The time-based RSUs generally vest in four equal annual installments on each annual anniversary of the award date. The leadership transition time-based RSUs to Mr. Patel vest in three equal annual installments on September 11, 2017 and the next two annual anniversaries thereafter. Subject to continued employment, any earned PRSUs will be settled at the end of the applicable performance period. All outstanding unvested equity awards under Cisco’s 2005 Stock Incentive Plan will vest in full (at target levels for PRSUs), and, if applicable, become immediately exercisable in the event of the named executive officer’s death, terminal illness or if Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Cisco believes that this accelerated equity vesting is appropriate under the circumstances described above to ensure that employees are not deprived of their equity when Cisco may not be able to arrange for appropriate post-transaction vesting continuation terms and conditions.

Cisco does not provide for any single-trigger golden parachute arrangements or excise tax gross-up arrangements for its named executive officers, nor does it provide employment agreements with cash severance provisions. However, Cisco entered into separation agreements with Mr. Calderoni, Mr. Moore and Mr. Lloyd during fiscal 2015 in connection with their departures. Please refer to the “Potential Payments upon Termination or Change in Control” for additional information regarding these separation agreements and potential accelerated vesting of outstanding awards granted to the named executive officers.

•	Retirement

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the applicable three-year performance period.

Cisco believes that the retirement vesting feature of all PRSUs is an appropriate and necessary retention tool because it provides protection to the named executive officers in light of the three-year PRSU performance period and is a prevalent practice among the companies within the Peer Group that grant similar equity awards with multi-year performance periods. Further, PRSUs will be forfeited and provide no value to its holder to the extent a named executive officer violates specific post-retirement covenants.

Please refer to the table entitled “Grants of Plan-Based Awards—Fiscal 2015” for additional information regarding these equity grants to the named executive officers, and to the “Potential Payments upon Termination or Change in Control” for additional information regarding these grants to the named executive officers and all other outstanding equity awards previously granted to the named executive officers.

Group Benefits/Perquisites.    Cisco’s named executive officers generally do not receive any special benefits such as payment of club memberships or financial planning. Other than executive physicals and their right to participate along with other enumerated employees in the nonqualified deferred compensation plan described below, there are no special employee benefit plans for the named executive officers and Cisco’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as all other Cisco employees.

During fiscal 2015, Cisco provided certain named executive officers with payment for personal expenses, including spousal travel and personal expenses, in connection with a business trip to recognize sales personnel achievements. In addition, occasionally, spouses and family members of named executive officers are permitted to ride along on Cisco’s leased aircraft when the aircraft is already going to a specific destination for a business purpose, provided there is no (or de minimis) incremental cost. Pursuant to a policy adopted by the Compensation Committee during fiscal 2009, Cisco does not provide to its named executive officers tax restoration payments with respect to this taxable income.

Commencing in fiscal 2016, our CEO, and our Executive Chairman to the extent his other aircraft is unavailable, may occasionally use our corporate aircraft for personal use, subject to availability, provided they reimburse Cisco for the incremental cost of the flight. Because the leased corporate aircraft is used primarily for business travel, Cisco requires reimbursement for the incremental cost of the flight (these costs do not include fixed costs that do not change based on usage). The reimbursable incremental cost for personal use includes, when applicable, the following costs: fuel, landing/parking fees, crew fees and expenses, custom fees, flight services/charts, variable maintenance costs, inspections, catering, aircraft supplies, telephone usage, trip-related hangar rent and parking costs, plane repositioning costs (deadhead flights), occupied variable fees, and other miscellaneous expenses. Cisco does not seek reimbursement of fixed costs such as monthly management fees, lease payments, crew salaries, maintenance costs not related to trips, training, home hangaring, general taxes and insurance, and services support, as these costs are generally incurred for business purposes.

Deferred Compensation Plan.    The Deferred Compensation Plan is available to all U.S. employees with the title of director or above, including the named executive officers. The plan provides an opportunity for individual retirement savings on a tax- and cost-effective basis on compensation above the Code limits under the Cisco 401(k) Plan. Cisco does not sponsor a supplemental executive retirement plan or a pension plan on behalf of the named executive officers covered by the Deferred Compensation Plan. Cisco matches deferrals at the same percentage as made under the Cisco 401(k) Plan. Those matching contributions are described in footnote 4 to the “Nonqualified Deferred Compensation—Fiscal 2015” table below. The Deferred Compensation Plan administrator is Cisco’s 401(k) Plan Administration Committee.

Fiscal 2016 Compensation Approach

•

New CEO Compensation—For fiscal 2016, Mr. Robbins’ base salary is $1,150,000, his target bonus is 225%, and he received an equity grant with a target value of $13 million as reflected in the table below. Mr. Robbins’ total direct compensation was determined by the Compensation Committee in consultation with FWC and with reference to the median of the Peer Group.

•

New Executive Chairman Compensation—As Executive Chairman for fiscal 2016, Mr. Chambers’ base salary is $1 million, he is not eligible for a bonus under the EIP, and he received an equity grant with a target value of $7 million as reflected in the table below. Mr. Chambers’ compensation as Executive Chairman was determined by the Compensation Committee in consultation with FWC and with reference to the median pay for Executive Chairmen in comparable situations over the last three years.

•	Base Salaries—For fiscal 2016, Mr. Patel’s base salary was increased from $700,000 to $735,000 to reflect the significance of his leadership role.

•

Variable Cash Incentive Awards—Awards under the EIP for fiscal 2016 are based on the same one-year financial performance metrics as were used in fiscal 2015 and the specific financial targets will be the same as those used under the company-wide bonus plan. Like fiscal 2015, Cisco’s financial performance must exceed its fiscal 2016 financial plan established by the Board of Directors for a participant to earn a target bonus. In addition, in order to place greater emphasis on company performance, and to simplify the EIP formula, the customer satisfaction factor has been eliminated. For fiscal 2016, target awards increased by approximately 10% to be closer to the median of the Peer Group.

•

Long-Term, Equity-Based Incentive Awards—On September 9, 2015, the Compensation Committee granted the following equity awards to the named executive officers below (75% PRSU/25% RSUs) and the PRSUs were granted using a three-year performance period and the same performance metrics (but not goals) that were used in fiscal 2015. With the exception of the awards to Mr. Robbins and Mr. Chambers, all of the awards were approved generally with reference to approximately the 65th percentile of the Peer Group.

Named Executive Officer	Performance-Based Restricted Stock Units	Time-Based Restricted Stock Units
Charles H. Robbins	374,500	126,200
John T. Chambers	201,700	68,000
Kelly A. Kramer	230,500	77,700
Pankaj Patel	172,900	58,300

Compensation Philosophy and Objectives

The Compensation Committee believes that Cisco’s named executive officers should be paid in a manner that attracts, motivates and retains the best-available talent, and rewards them for successful results. Within this overall philosophy, the Compensation Committee’s ongoing objectives are:

•

To offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions, and takes into consideration the compensation practices of peer companies identified based on an objective set of criteria;

•	To provide annual variable cash incentive awards based on Cisco’s satisfaction of designated financial and non-financial objectives;

•

To align the financial interests of executive officers with those of shareholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of ownership consistent with established stock ownership guidelines with approximately 75% of the total equity-based incentives based on Cisco’s satisfaction of designated financial objectives; and

•

To not provide employment agreements, special benefits, perquisites, tax gross-ups, tax equalization payments or accelerated equity vesting except in the limited circumstances described above under the “Group Benefits/Perquisites” section of this CD&A.

Our Culture of Ownership

As noted above, a core element of Cisco’s compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. To further this goal, Cisco has maintained its current policy regarding minimum ownership of shares by Cisco’s executive officers since July 2008. These minimum ownership requirements call for Cisco’s CEO to own shares of Cisco’s common stock having a value equal to at least five times the CEO’s annual base salary and for each other executive officer to own shares of Cisco’s common stock having a value equal to at least three times the executive officer’s annual base salary. The CEO and each other executive officer have five years from the date of their respective appointment to attain their minimum ownership level. As of September 21, 2015, all of our executive officers were either exceeding the minimum stock ownership requirements or were on track to comply in the relevant timeframe.

Recoupment

Since March 2008, Cisco has maintained a recoupment policy for cash incentive awards paid to executive officers under Cisco’s annual cash incentive plan, the EIP. In the event of a restatement of incorrect financial results, this policy would enable the Compensation Committee, if it determined appropriate and subject to applicable laws, to seek reimbursement of the incremental portion of EIP awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. Cisco’s variable cash incentive and long-term, equity-based incentive award plans also generally provide for forfeiture if a named executive officer participates in activities detrimental to Cisco or is terminated for misconduct. We are monitoring the recently proposed SEC rules on recoupment and plan to modify our recoupment policy in accordance with any applicable final SEC rules.

Compensation Risk Management

The Compensation Committee’s annual review and approval of Cisco’s compensation philosophy and strategy includes the review of compensation-related risk management. In this regard, the Compensation Committee reviews Cisco’s compensation programs for employees and executives, including the annual cash incentive plans and long-term, equity-based incentive awards, and does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Cisco. As part of this review, the Compensation Committee evaluates the need to engage independent consultants for specific assignments and did engage FWC during fiscal 2015 to deliver a report and assist with the risk assessment of Cisco’s executive compensation program. FWC advised that Cisco’s executive compensation program provides an appropriate pay philosophy, peer group, and benchmarking to support business objectives with meaningful risk mitigants and negative discretion by the Compensation Committee. FWC also advised that Cisco’s executive compensation program provides an effective balance in cash and equity mix, short- and long-term performance focus, corporate, business unit and individual performance focus, and financial performance measurement that avoids the taking of short-term risks at the expense of long-term shareholder interests.

The Compensation Committee also determined that Cisco’s commission and sales incentive plans for employees are based on measurable and verifiable sales goals that are aligned with Cisco’s company-wide revenue and operating income goals for its bonus plan for executives. In addition, total target incentive compensation for all employees is a small percentage of total sales and revenue and incentive opportunities under these plans are capped. Management also retains negative discretion to reduce incentive amounts.

The Committee believes that the following risk oversight and compensation design features described in greater detail in this CD&A safeguard against excessive risk taking:

•	Stock ownership requirements and a recoupment and clawback policy;

•

Prohibitions on employees engaging in any speculative transactions in Cisco securities like hedging, and the strong discouragement of executive officers from pledging Cisco securities in margin accounts or as collateral for a loan;

•	Executive bonus payouts are based on financial performance metrics that drive shareholder value; and

•

Equity awards for executive officers are also based on financial metrics that drive shareholder value as well as multi-year TSR goals, and all equity awards have vesting requirements that align employees’ interests with shareholders.

Compensation Process

The Compensation Committee begins its process of deciding how to compensate Cisco’s named executive officers by considering the competitive market data provided by its independent compensation consultant and the Human Resources Department. The Compensation Committee engaged FWC to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from FWC, identified criteria to select a list of companies which comprise Cisco’s peer group.

Benchmarking

The peer group consists of an initial peer group that was established in March 2014 and was used to establish most compensation targets and guide decisions prior to March 2015. The updated peer group along with a study of peer group data prepared by FWC in March 2015 was used for compensation decisions thereafter and for fiscal 2015 year-end compensation benchmarking. We refer to the initial and updated peer groups below as the “Peer Group” in this Proxy Statement. The Compensation Committee may also decide to use data accumulated by management regarding compensation practices of companies with which Cisco competes for talent as an additional point of reference.

The Peer Group currently consists of major information technology companies with related Global Industrial Classification System (GICS) codes, three-year rolling average market capitalizations greater than $30 billion (based on the three-year quarterly average) and revenues greater than $10 billion. The members of the Peer Group are set forth below.

Accenture	Facebook	Microsoft
ADP	Google	Oracle
Apple	Hewlett-Packard	Qualcomm
eBay	IBM	Texas Instruments
EMC	Intel	Visa

For competitive benchmarking purposes, the positions of Cisco’s named executive officers were compared to their counterpart positions in the Peer Group, and the compensation levels for comparable positions in the Peer Group were examined for guidance in determining base salaries, variable cash incentive awards and long-term, equity-based incentive awards. The Compensation Committee generally establishes cash compensation, including variable cash incentive awards, with reference to the median of the Peer Group and long-term incentive awards with reference to the median and the 75th percentile of the Peer Group subject to case-by-case determination for each named executive officer.

How the Compensation Committee Makes Decisions and Policies

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although from time to time it seeks input and recommendations from the CEO and the Human Resources Department. Our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting. FWC has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent where such projects are in direct support of the Compensation Committee’s charter. No work performed by FWC during fiscal 2015 raised any conflict of interest.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Cisco and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the cash incentive awards paid to named executive officers and the PRSUs awarded to named executive officers for fiscal 2015 are intended to comply with the exemption for performance-based compensation under Code Section 162(m), but the RSUs with time-based vesting granted to the named executive officers in fiscal 2015 are subject to the deduction limits of Code Section 162(m).

The Compensation Committee considers the accounting consequences to Cisco of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to generally grant equity awards only during open trading windows and to establish grant dates in advance, generally establishing those dates near the beginning of each fiscal year.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Cisco’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Cisco’s Annual Report on Form 10-K for its 2015 fiscal year.

Submitted by the Compensation and Management Development Committee

Roderick C. McGeary, Chairperson

Carol A. Bartz

M. Michele Burns

Brian L. Halla

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2015 were: Roderick C. McGeary (Chairperson), Carol A. Bartz, M. Michele Burns and Brian L. Halla. No member of this committee was at any time during fiscal 2015 or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal 2015.

Summary of Compensation

The following table, footnotes and related narrative sets forth the “total compensation” earned by the named executive officers for services rendered in all capacities to Cisco and its subsidiaries for each of the last three or fewer fiscal years during which such individuals were designated as named executive officers. The salary, bonus and non-equity incentive plan compensation columns set forth below reflect the actual amounts paid for the relevant fiscal years, while the stock awards and option awards columns reflect accounting values. For the actual amounts of compensation related to long-term equity incentives, please review the “Option Exercises and Stock Vested—Fiscal 2015” table below. Cisco’s named executive officers for fiscal 2015 include Cisco’s CEO, all individuals serving as Cisco’s CFO during fiscal 2015, and the three most highly compensated executive officers (other than CEO and CFO) who were serving as executive officers at the end of fiscal 2015.

Summary Compensation Table

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)(2)(8)	Option Awards ($) (1)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($) (1)
John T. Chambers	2015	$1,100,000	—		$14,509,424	—	$4,000,000	$11,700	$19,621,124
Chairman and former Chief Executive Officer	2014	$1,100,000	—		$12,876,709	—	$2,500,000	$11,475	$16,488,184
	2013	$1,100,000	—		$15,237,652	—	$4,700,080	$11,769	$21,049,501

Kelly A. Kramer	2015	$632,866	$500,000	(7)	$5,871,542	—	$1,438,245	$30,055	$8,472,708
Executive Vice President and Chief Financial Officer (6)

Pankaj Patel	2015	$700,000	—		$10,333,425	—	$1,909,950	$67,500	$13,010,875
Executive Vice President and Chief Development Officer, Global Engineering (7)	2014	$700,000	—		$6,622,059	—	$1,239,875	$67,500	$8,629,434

Frank A. Calderoni	2015	$517,308	—		$23,895,670	$105,600	$705,362	$1,956,821	$27,180,761
Former Executive Vice President and Chief Financial Officer	2014	$800,000	—		$7,134,308	—	$1,275,300	$68,489	$9,278,097
	2013	$710,000	—		$8,231,106	—	$2,058,574	$68,456	$11,068,136

Gary B. Moore	2015	$825,000	—		$23,626,724	$211,200	$2,059,676	$110,791	$26,833,391
Former President and Chief Operating Officer	2014	$825,000	—		$8,899,834	—	$1,395,524	$75,489	$11,195,847
	2013	$825,000	—		$14,147,304	—	$2,203,163	$58,548	$17,234,015

Robert W. Lloyd	2015	$800,000	—		$23,334,601	$211,200	$2,046,375	$124,418	$26,516,594
Former President, Development and Sales	2014	$800,000	—		$8,661,831	—	$1,417,000	$55,800	$10,934,631
	2013	$800,000	—		$13,236,126	—	$2,136,400	$56,025	$16,228,551

(1)

Mr. Chambers stepped down as CEO and chairman on July 25, 2015, and Mr. Robbins became CEO effective as of July 26, 2015. Mr. Chambers continues to serve as our Executive Chairman. Mr. Calderoni stepped down as CFO, and Ms. Kramer became CFO effective as of January 1, 2015. Mr. Moore and Mr. Lloyd each stepped down as President effective as of July 25, 2015. In connection with these transitions, Cisco entered into separation agreements (the “Separation Agreements”) with Mr. Calderoni, Mr. Moore and Mr. Lloyd (the “Former NEOs”). The entry into the Separation Agreements resulted in equity award modifications, and the incremental fair values of the modified awards are included in the Stock Awards and Option Awards columns as further described in footnotes 2 and 3 below. Accordingly, the Summary Compensation Table shows a significant increase in the total compensation for fiscal 2015 for the Former NEOs. This increase in compensation relates to accounting charges resulting from the modification of the Former NEOs’ equity awards, and not an increase in the realizable value of the awards. The table below sets forth equity modification charges required by the applicable accounting rules and the total compensation amounts for fiscal 2015 after excluding such modification charges:

Name	Stock Option Modification Charge	Restricted Stock Unit Modification Charge*	PRSU Modification Charge*	Total Modification Charge	Total (Without Equity Accounting Modification Charge)
Frank A. Calderoni	$105,600	$2,795,429	$14,093,820	$16,994,849	$10,185,912
Gary B. Moore	$211,200	$8,633,265	$5,598,868	$14,443,333	$12,390,058
Robert W. Lloyd	$211,200	$8,377,673	$5,666,646	$14,255,519	$12,261,075

*	Included in Stock Awards column above.

(2)

The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of PRSUs and RSUs granted during the applicable fiscal year under the 2005 Stock Incentive Plan, and include the modification charges to PRSUs and RSUs in connection with the Separation Agreements described in footnote 1. The entry into the Separation Agreements resulted in equity award modifications, and the incremental fair values of the modified awards computed as of the modification date are required to be included in the Stock Awards column, even though the grant date fair values for such equity awards are or have been reported in the Summary Compensation Table for fiscal 2015 or prior fiscal years and even if the modified award was initially granted during fiscal 2015. See footnote 8 below for more information on, and assumptions used for, the grant date fair value of the PRSUs. For time-based awards, the grant date fair value was determined using the closing share price of Cisco common stock on the date of grant/modifications, adjusted for the present value of expected dividends.

(3)

The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of outstanding stock options that were previously granted pursuant to the 2005 Stock Incentive Plan and that were modified during fiscal 2015 in connection with the Separation Agreements, as described in footnote 1. The entry into the Separation Agreements resulted in equity award modifications, and the incremental fair values of the modified awards computed as of the modification date are required to be included in the Option Awards column, even though the grant date fair values for such equity awards are or have been reported in the Summary Compensation Table for fiscal 2015 or prior fiscal years. For information on the valuation assumptions with respect to stock option grants, refer to the note on Employee Benefit Plans in the notes to consolidated financial statements contained in Cisco’s Annual Report on Form 10-K for the fiscal year ended July 25, 2015. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(4)

The amounts listed in the Non-Equity Incentive Plan Compensation column for fiscal 2015, 2014 and fiscal 2013 reflect the cash awards paid under the EIP for performance in the applicable fiscal year. See “Compensation Discussion and Analysis—Fiscal 2015 Compensation” for a more complete description of how the variable cash incentive awards were determined for fiscal 2015.

(5)

For fiscal 2015, includes actual and estimated matching contributions by Cisco under the Deferred Compensation Plan, matching contributions that Cisco made under its 401(k) plan, and amounts under the Separation Agreements, as set forth in the table below.

Name	Matching Contributions under Deferred Compensation Plan ($) *	Matching Contributions under 401(k) Plan ($)	Amounts Under Separation Agreements ($) **
John T. Chambers	—	$11,700	—
Kelly A. Kramer	—	$11,925	—
Pankaj Patel	$55,575	$11,925	—
Frank A. Calderoni	—	$6,696	$1,950,125
Gary B. Moore	—	$11,629	$99,162
Robert W. Lloyd	—	—	$124,418

*

This includes matching contributions related to fiscal 2015 salary and non-equity incentive plan compensation deferred during calendar year 2014 as well as fiscal 2015 salary and non-equity incentive plan compensation deferred during calendar year 2015 that is expected to be credited at the end of calendar year 2015. See “Nonqualified Deferred Compensation—Fiscal 2015” for more information.

**

The amounts listed in this column include payments of $36,279, $26,951 and $37,218 to Mr. Calderoni, Mr. Moore and Mr. Lloyd, respectively, for payments under the Consolidated Omnibus Budget Reconciliation Act (COBRA), payments of $113,846, $72,211 and $87,200 to Mr. Calderoni, Mr. Moore and Mr. Lloyd, respectively, for accrued unpaid vacation payout, and a separation payment of $1,800,000 to Mr. Calderoni.

This column also includes for Ms. Kramer perquisites and personal benefits consisting of mortgage interest assistance payments and reimbursement for personal expenses related to a trip that she attended to recognize sales personnel achievement.

(6)

Ms. Kramer was promoted as Executive Vice President and Chief Financial Officer effective January 1, 2015 and was not a named executive officer in fiscal 2014 or fiscal 2013. In connection with her appointment to CFO and as consideration for a waiver of all remaining benefits due to Ms. Kramer after December 31, 2014 pursuant to a prior offer letter, the Compensation Committee approved the payment to Ms. Kramer of $1,000,000, with $500,000 payable in January 2015 and the balance payable in January 2016, subject to her continued employment with Cisco on each payment date.

(7)	Mr. Patel was promoted to Executive Vice President and Chief Development Officer, Global Engineering on August 13, 2012 and was not a named executive officer in fiscal 2013.

(8)

The PRSUs awarded in fiscal 2015, fiscal 2014 and fiscal 2013 are generally based on the three-year performance cycle of (i) fiscal 2015 through fiscal 2017, (ii) fiscal 2014 through fiscal 2016, and (iii) fiscal 2013 through fiscal 2015, respectively. The performance metrics for 50% of the PRSUs are based on operating goal performance, and the performance metric for the remaining 50% of the PRSUs is Cisco’s relative TSR, except that the performance metric for the PRSUs awarded to Mr. Chambers in June 2013 and July 2014, Ms. Kramer in November 2014, and Mr. Patel in May 2015, respectively, was based 100% on Cisco’s relative TSR. The metrics used to determine the number of PRSUs earned relative to operating goal performance are operating cash flow and EPS based on annual goals, pre-established at the beginning of each applicable fiscal year in accordance with Code Section 162(m). These operating goal performance metrics are reviewed at the end of each fiscal year and any PRSUs are earned based on the average performance over the three applicable fiscal years, subject to the Compensation Committee’s approval. The probable and maximum values are based upon achieving the target or maximum level of performance as of the date the goals were set. The performance periods for the PRSUs earned based on Cisco’s relative TSR are described in the table entitled “Grants of Plan-Based Awards—Fiscal 2015.” See “Compensation Discussion and Analysis—Fiscal 2015 Compensation” for a more complete description of the PRSUs.

The table below sets forth the grant date fair value for PRSUs awarded in fiscal 2015, fiscal 2014 and fiscal 2013.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($) *	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)*	Market-Related Component Grant Date Fair Value ($)**
John T. Chambers	2015	$6,046,978	$9,070,467	$8,462,446
	2014	$5,960,604	$8,940,907	$6,916,105
	2013	$3,176,319	$4,764,479	$12,061,333
Kelly A. Kramer	2015	$504,843	$757,265	$3,339,199
Pankaj Patel	2015	$2,598,450	$3,897,675	$4,383,735
	2014	$2,021,760	$3,032,640	$2,622,083
Frank A. Calderoni	2015	$3,044,570	$4,566,855	$2,378,316
	2014	$2,774,962	$4,162,444	$2,485,125
	2013	$1,425,632	$2,138,448	$3,480,437
Gary B. Moore	2015	$4,172,724	$6,259,086	$3,133,537
	2014	$3,881,809	$5,822,714	$2,859,551
	2013	$2,148,337	$3,222,505	$5,372,212
Robert W. Lloyd	2015	$4,005,126	$6,007,689	$3,171,471
	2014	$3,643,806	$5,465,710	$2,859,551
	2013	$1,971,445	$2,957,168	$4,920,966

*

Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved as follows: (i) the amounts for fiscal 2015 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2015, fiscal 2014 and fiscal 2013 based upon the probable or target outcome of the fiscal 2015 operating goal performance-related component as of the date the goals were set and based upon achieving the maximum level of performance under the fiscal 2015 operating goal performance-related component as of the date the goals were set; (ii) The amounts for fiscal 2014 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2014, fiscal 2013 and fiscal 2012 based upon the probable or target outcome of the fiscal 2014 operating goal performance-related component as of the date the goals were set and based upon achieving the maximum level of performance under the fiscal 2014 operating goal performance-related component as of the date the goals were set; and (iii) The amounts for fiscal 2013 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2013 and fiscal 2012 based upon the probable or target outcome of the fiscal 2013 operating goal performance-related component as of the date the goals were set and based upon achieving the maximum level of performance under the fiscal 2013 operating goal performance-related component as of the date the goals were set.

For a fuller description of the actual amounts earned for the fiscal 2013 PRSUs, see the “Realizable PRSU Values” portion of the “Compensation Discussion and Analysis” section.

**

Represents the grant date fair value for the market-related TSR component, which is not subject to probable or maximum outcome assumptions. The metric used to determine the number of PRSUs earned relative to TSR is Cisco’s TSR compared to the S&P 500 Information Technology Index over a three fiscal year period, except that the TSR performance metric for: (i) the PRSUs awarded to Mr. Chambers in June 2013, July 2014 and July 2015 cover the period starting June 1, 2013 through the end of fiscal 2015, June 1, 2014 through the end of fiscal 2016 and June 1, 2015 through the end of fiscal 2017, respectively; (ii) the PRSUs awarded to Ms. Kramer in November 2014 cover the period starting December 1, 2014 through the end of fiscal 2017; and (iii) the PRSUs awarded to Mr. Patel in May 2015 are divided over three separate performance periods with (a) one-third covering the two-year period from the beginning of fiscal 2016 to the end of fiscal 2017, (b) one-third covering the three-year period from the beginning of fiscal 2016 to the end of fiscal 2018 and (c) one-third covering the three-year period from the beginning of fiscal 2017 to the end of fiscal 2019. Consistent with FASB ASC Topic 718, the full grant date fair value for the market-related TSR component for the entire three-year performance cycle is included in the amounts shown for the year of grant and was determined using a Monte Carlo simulation model.

The following table includes the assumptions used to calculate the grant date fair value of PRSU awards (prior to any applicable modifications) reported for fiscal 2015, 2014 and 2013:

		Assumptions (Operating Goal)			Assumptions (TSR Goal)
Fiscal 2015	Fair Value ($)	Range of Risk Free Interest Rate (%)	Dividend Yield (%)	Fair Value ($)	Cisco Volatility (%)	Risk Free Interest Rate (%)	Dividend Yield (%)

7/23/2015 PRSUs	N/A	N/A	N/A	27.58	20.31	0.72	3.00
5/28/2015 PRSUs (7/2015-7/2017)	N/A	N/A	N/A	28.07	22.04	0.68	2.86
5/28/2015 PRSUs (7/2015-7/2018)	N/A	N/A	N/A	28.27	23.48	1.02	2.86
5/28/2015 PRSUs (7/2016-7/2019)	N/A	N/A	N/A	28.28	25.67	1.28	2.86
11/21/2014 PRSUs	N/A	N/A	N/A	27.49	23.62	0.82	2.83
9/10/2014 PRSUs	22.67	0.0 - 1.08	3.05	22.99	24.36	1.01	3.05
Year 2 of 9/18/2013 PRSUs	23.41	0.0 - 0.57	3.05	N/A	N/A	N/A	N/A
Year 3 of 10/3/2012 PRSUs	24.17	0.0 - 0.09	3.05	N/A	N/A	N/A	N/A
Year 3 of 9/12/2012 PRSUs	24.17	0.0 - 0.09	3.05	N/A	N/A	N/A	N/A

Fiscal 2014

7/11/2014 PRSUs	N/A	N/A	N/A	25.67	23.80	0.50	2.98
9/18/2013 PRSUs	22.77	0.01 - 0.67	2.74	22.09	30.59	0.62	2.74
Year 2 of 10/3/2012 PRSUs	23.44	0.01 - 0.34	2.74	N/A	N/A	N/A	N/A
Year 2 of 9/12/2012 PRSUs	23.44	0.01 - 0.34	2.74	N/A	N/A	N/A	N/A
Year 3 of 9/8/2011 PRSUs	24.12	0.01 - 0.11	2.74	N/A	N/A	N/A	N/A

Fiscal 2013

6/13/2013 PRSUs	N/A	N/A	N/A	26.83	29.74	0.35	2.79
10/3/2012 PRSUs	17.26	0.10 - 0.33	2.96	20.40	31.69	0.29	2.96
9/12/2012 PRSUs	17.41	0.09 - 0.33	2.94	20.19	31.54	0.32	2.94
Year 2 of 9/8/2011 PRSUs	17.96	0.09 - 0.25	2.94	N/A	N/A	N/A	N/A

The Separation Agreements provide for, among other things, entitlement to certain outstanding PRSUs to the extent the performance goals are achieved, and an extension of the post-termination exercise period for any outstanding stock options with an exercise price greater than Cisco’s stock price upon separation of employment, as described in footnote 1.

The following table includes the assumptions used to calculate the grant date fair value of PRSU awards modified in fiscal 2015 in connection with the Separation Agreement for Mr. Calderoni:

			Assumptions (Operating Goal)			Assumptions (TSR Goal)
	Modification Date	Fair Value ($)	Range of Risk Free Interest Rate (%)	Dividend Yield (%)	Fair Value ($)	Cisco Volatility (%)	Risk Free Interest Rate (%)	Dividend Yield (%)
Fiscal 2014 PRSUs	11/24/2014	25.70	0.04 - 0.50	2.81	18.12	22.01	0.41	2.81
Fiscal 2013 PRSUs	6/22/2015	28.73	0.00	2.90	34.47	19.26	0.00	2.90

The following table includes the assumptions used to calculate the grant date fair value of PRSU awards modified in fiscal 2015 in connection with the Separation Agreements for Mr. Moore and Mr. Lloyd:

			Assumptions (Operating Goal)			Assumptions (TSR Goal)
	Modification Date	Fair Value ($)	Range of Risk Free Interest Rate (%)	Dividend Yield (%)	Fair Value ($)	Cisco Volatility (%)	Risk Free Interest Rate (%)	Dividend Yield (%)
Fiscal 2015 PRSUs	5/31/2015	27.43	0.00 - 0.65	2.87	31.02	22.06	0.66	2.87

The following table provides information on cash-based performance awards, restricted stock unit awards and stock option awards in fiscal 2015 to each of Cisco’s named executive officers. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the Stock Unit and Stock Option Awards will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2015

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)
John T. Chambers		(3)	—	$2,200,000	$5,913,600
	9/10/14	(4)				—	518,700	778,050				$7,922,279
	7/23/15	(5)				45,322	90,645	135,967				$2,499,989
Kelly A. Kramer		(3)	—	$693,578	$1,864,338
	9/10/14	(4)				—	50,000	75,000				$763,667
	9/10/14	(6)							50,000			$1,152,500
	11/21/14	(7)				50,281	100,562	150,843				$2,764,449
	11/21/14	(8)							35,000			$875,000
Pankaj Patel		(3)	—	$875,000	$2,352,000
	9/10/14	(4)				—	246,400	369,600				$3,763,334
	9/10/14	(6)							81,800			$1,885,490
	5/28/15	(9)				27,500	55,000	82,500				$1,551,367
	5/28/15	(10)							55,000			$1,465,750
Frank A. Calderoni		(3)	—	$646,291	$2,688,000
	9/10/14	(4)				—	206,900	310,350				$3,160,046
	9/10/14	(6)							68,700			$1,583,535
		(11)										$16,994,849
Gary B. Moore		(3)	—	$1,031,250	$2,772,000
	9/10/14	(4)				—	272,600	408,900				$4,163,503
	9/10/14	(6)							90,600			$2,088,330
	5/31/15	(12)										$14,443,333
Robert W. Lloyd		(3)	—	$1,000,000	$2,688,000
	9/10/14	(4)				—	275,900	413,850				$4,213,906
	9/10/14	(6)							91,700			$2,113,685
	5/31/15	(13)										$14,255,519

(1)

Each of the awards will vest in full (at target levels for PRSUs) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if the holder of an award dies or becomes terminally ill, his or her award will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the award (at target levels for PRSUs) up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to the award are valued based on the closing share price of Cisco common stock on the date of death or determination of terminal illness.

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. Further, PRSUs will be forfeited and provide no value to its holder to the extent the holder violates specific post-retirement covenants.

(2)

Excludes the grant date fair value for the operating goal performance-related component of the fiscal 2014 and fiscal 2013 awards based on the probable or target outcome of the fiscal 2015 operating goal performance-related component because these PRSUs were not awarded in fiscal 2015. The amounts included in the “Stock Awards” column of the Summary

Compensation Table for fiscal 2015 related to the PRSUs awarded in fiscal 2014 and 2013 in aggregate are as follows: $4,087,156 for Mr. Chambers; $315,926 for Ms. Kramer; $1,667,484 for Mr. Patel; $2,262,840 for Mr. Calderoni, $3,142,758 for Mr. Moore; and $2,962,691 for Mr. Lloyd.

(3)

These rows represent possible payouts pursuant to the annual cash incentive awards under the EIP for fiscal 2015. The EIP did not contain any threshold value for fiscal 2015. More information about these payments appears above in the “Compensation Discussion and Analysis” section of this Proxy Statement.

•	For Mr. Chambers, the target and maximum values are calculated by multiplying 200% (target) and 538% (maximum), respectively, by his annual base salary in effect at the beginning of fiscal 2015.

•	For Ms. Kramer, the target and maximum values are calculated by multiplying 105% (pro-rated target) and 283% (maximum), respectively, by her pro-rated annual base salary in effect during fiscal 2015.

•

For Mr. Patel, Mr. Moore and Mr. Lloyd, the target and maximum values are calculated by multiplying 125% (target) and 336% (maximum), respectively, by the executive’s annual base salary in effect at the beginning of fiscal 2015.

•

For Mr. Calderoni, the target value is calculated by multiplying 125% by his pro-rated annual base salary, and the maximum value is calculated by multiplying 336% by his annual base salary in effect at the beginning of fiscal 2015. Mr. Calderoni stepped down as CFO and became an executive advisor effective January 1, 2015. His annual base salary was pro-rated to reflect his annual base salary ($800,000) during fiscal 2015 prior to this change and his reduced annual base salary ($300,000) thereafter.

(4)

The amounts shown in these rows reflect, in share amounts, the target and maximum potential awards of PRSUs for the fiscal 2015 performance period, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. In September 2014, each named executive officer was awarded PRSUs under the 2005 Stock Incentive Plan, which are subject to the satisfaction of pre-determined performance metrics based on operating cash flow, EPS and relative TSR over the three fiscal year performance cycle starting with fiscal 2015, with a maximum award equal to 150% of the target grant. There was no threshold number for these RSUs for fiscal 2015. The potential awards were performance-based and were completely at risk. For additional detail on the grant date fair value of the PRSUs, see footnote 8 to the Summary Compensation Table above.

(5)

The amounts shown in this row reflect, in share amounts, the threshold, target and maximum potential awards of PRSUs for the performance period from June 1, 2015 through the end of fiscal 2017, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. In July 2015, Mr. Chambers was awarded PRSUs under the 2005 Stock Incentive Plan, subject to the satisfaction of pre-determined performance metrics based on relative TSR over the period from June 1, 2015 through the end of fiscal 2017, with a threshold award equal to 50% of the target grant and a maximum award equal to 150% of the target grant. The potential awards were performance-based and were completely at risk. For additional detail on the grant date fair value of the PRSUs, see footnote 8 to the Summary Compensation Table above.

(6)	Granted under the 2005 Stock Incentive Plan and vests in 25% increments on September 11, 2015, and annually for the next 3 years. Each award is settled in shares on each vesting date.

(7)

The amounts shown in this row reflect, in share amounts, the threshold, target and maximum potential awards of PRSUs for the performance period from December 1, 2014 through the end of fiscal 2017, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. In November 2014, Ms. Kramer was awarded PRSUs under the 2005 Stock Incentive Plan, subject to the satisfaction of pre-determined performance metrics based on relative TSR over the period from December 1, 2014 through the end of fiscal 2017, with a threshold award equal to 50% of the target grant and a maximum award equal to 150% of the target grant. The potential awards were performance-based and were completely at risk. For additional detail on the grant date fair value of the PRSUs, see footnote 8 to the Summary Compensation Table above.

(8)	Granted under the 2005 Stock Incentive Plan and vests in 25% increments on November 20, 2015, and annually for the next 3 years. Each award is settled in shares on each vesting date.

(9)

The amounts shown in this row reflect, in share amounts, the threshold, target and maximum potential awards of PRSUs, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. In May 2015, Mr. Patel was awarded PRSUs under the 2005 Stock Incentive Plan, subject to the satisfaction of pre-determined performance metrics based on relative TSR for a performance period divided over three separate performance periods with (i) one-third covering the two-year period from the beginning of fiscal 2016 to the end of fiscal 2017, (ii) one-third covering the three-year period from the beginning of fiscal 2016 to the end of fiscal 2018 and (iii) one-third covering the three-year period from the beginning of fiscal 2017 to the end of fiscal 2019. There is a threshold award equal to 50% of the target grant and a maximum award equal to 150% of the target grant. The potential awards were performance-based and were completely at risk. For additional detail on the grant date fair value of the PRSUs, see footnote 8 to the Summary Compensation Table above.

(10)	Granted under the 2005 Stock Incentive Plan and vests in three equal increments on September 11, 2017, and annually for the next 2 years. Each award is settled in shares on each vesting date.

(11)

Includes the deemed eligibility for retirement vesting in 343,800 target PRSUs which vested on September 11, 2015 based on level at which the performance goals were achieved and the deemed eligibility for retirement vesting in a pro-rata portion of the 225,000 target PRSUs (or 162,966 target PRSUs), based on Mr. Calderoni’s employment during the performance period, which will vest on September 11, 2016 based on the level at which the performance goals are achieved. Also includes the accelerated vesting of 97,300 RSUs on July 27, 2015 which were scheduled to vest on September 11, 2015, and the extension of the post-termination exercise period for 240,000 stock options.

(12)

Includes the accelerated vesting of 158,450 RSUs which would have vested on September 11, 2015 (the “September 2015 RSUs”) and 140,250 RSUs which would have vested on September 11, 2016 (the “September 2016 RSUs”). The September 2015 RSUs and September 2016 RSUs will be settled on September 11, 2015 and February 1, 2016, respectively. Also includes the extension of the post-termination exercise period for 240,000 stock options and the deemed eligibility for retirement vesting in 272,600 target PRSUs which will vest on September 11, 2017 based on the level at which the performance goals are achieved.

(13)

Includes the accelerated vesting of 153,338 RSUs which would have vested on September 11, 2015 (the “September 2015 RSUs”) and 136,525 RSUs which would have vested on September 11, 2016 (the “September 2016 RSUs”). The September 2015 RSUs and September 2016 RSUs will be settled on September 11, 2015 and February 1, 2016, respectively. Also includes the extension of the post-termination exercise period for 240,000 stock options and the deemed eligibility for retirement vesting in 275,900 target PRSUs which will vest on September 11, 2017 based on the level at which the performance goals are achieved.

The following table shows the number of Cisco common shares covered by exercisable and unexercisable stock options, and the number of Cisco unvested restricted stock units, held by Cisco’s named executive officers as of July 25, 2015.

Outstanding Equity Awards At 2015 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) *	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) *
John T. Chambers	900,000	—	$32.21	9/20/2016
	875,000	—	$23.40	11/12/2016
					652,547	(6)	$18,532,335
					190,900	(9)	$5,421,560
								445,100	(11)	$12,640,840
								116,866	(13)	$3,318,994
								778,050	(15)	$22,096,620
								90,645	(20)	$2,574,318
Kelly A. Kramer					33,550	(6)	$952,820
					62,500	(3)	$1,775,000
					25,000	(4)	$710,000
					15,000	(5)	$426,000
					37,500	(10)	$1,065,000
					75,000	(12)	$2,130,000
					50,000	(14)	$1,420,000
					35,000	(16)	$994,000
								50,000	(11)	$1,420,000
								75,000	(15)	$2,130,000
								100,562	(17)	$2,855,961
Pankaj Patel	240,000	—	$32.21	9/20/2016
	125,000	—	$20.10	6/11/2016
					205,771	(6)	$5,843,896
					25,000	(1)	$710,000
					50,000	(2)	$1,420,000
					50,000	(4)	$1,420,000
					33,000	(5)	$937,200
					50,000	(8)	$1,420,000
					64,200	(10)	$1,823,280
					81,800	(14)	$2,323,120
					55,000	(18)	$1,562,000
								237,400	(11)	$6,742,160
								369,600	(15)	$10,496,640
								55,000	(19)	$1,562,000
Frank A. Calderoni	240,000	—	$32.21	7/27/2016
	189,822	—	$23.40	10/27/2015
					280,365	(6)	$7,962,366
					104,115	(7)	$2,956,866
					12,650	(21)	$359,260
					44,950	(21)	$1,276,580
					49,450	(21)	$1,404,380
					60,825	(21)	$1,727,430
					68,700	(21)	$1,951,080
								162,966	(21)	$4,628,234
Gary B. Moore	240,000	—	$32.21	7/25/2016
					294,679	(6)	$8,368,884
					297,363	(7)	$8,445,109
								258,900	(11)	$7,352,760
								408,900	(15)	$11,612,760
Robert W. Lloyd	240,000	—	$32.21	7/25/2016
					244,689	(6)	$6,949,168
					297,363	(7)	$8,445,109
								258,900	(11)	$7,352,760
								413,850	(15)	$11,753,340

*

The market values of the RSUs that have not vested and the unearned PRSUs are calculated by multiplying the number of units shown in the table by the closing share price of Cisco common stock on July 24, 2015, which was $28.40.

Each stock option has a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco, except that each option that was granted to the named executive officers that expires on June 11, 2016 and on November 12, 2016 has a maximum term of seven years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price for each of these options is equal to the closing share price of Cisco common stock on the date of grant.

Vesting Schedule for Outstanding Stock Options and Unvested Restricted Stock Units

Note	Grant Dates	Incremental Vesting Dates
(1)	9/8/11	25% on 9/11/12; 25% annually for next 3 years
(2)	2/16/12	50% on 2/11/14; 50% on 2/11/16
(3)	2/16/12	25% on 2/11/13; 25% annually for next 3 years
(4)	6/14/12	25% on 6/11/13; 25% annually for next 3 years
(5)	9/12/12	25% on 9/11/13; 25% annually for next 3 years
(6)	9/12/12

Represents shares earned under fiscal 2013 PRSUs based on Cisco’s performance through the end of the three-year performance period. These shares vested on 9/11/15 upon certification of operating and TSR performance goals under the fiscal 2013 PRSUs by the Compensation Committee.

(7)	10/3/12

Represents shares earned under fiscal 2013 PRSUs based on Cisco’s performance through the end of the three-year performance period. These shares vested on 9/11/15 upon certification of operating and TSR performance goals under the fiscal 2013 PRSUs by the Compensation Committee.

(8)	3/28/13	25% on 3/12/14; 25% annually for next 3 years
(9)	6/13/13

Represents shares earned under PRSUs based on Cisco’s TSR relative to the S&P 500 Information Technology Index over the period starting June 1, 2013 through the end of fiscal 2015. These shares vested on 9/11/15 upon certification of TSR performance goals under the PRSUs by the Compensation Committee.

(10)	9/18/13	25% on 9/11/14; 25% annually for next 3 years
(11)	9/18/13

Vests on 9/11/16 based on (i) the achievement of two operating goal performance metrics, operating cash flow and EPS, based on annual goals that are pre-established at the beginning of each of fiscal 2014, fiscal 2015 and fiscal 2016 and (ii) Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2014, fiscal 2015 and fiscal 2016. The number of shares and the payout value for the PRSUs reflect the target potential payout since Cisco’s operating performance and relative TSR performance for the first two years of the three-year performance period did not exceed target levels. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(12)	5/29/14	25% on 6/11/15; 25% annually for next 3 years
(13)	7/11/14

Vests on 9/11/16 based on Cisco’s TSR relative to the S&P 500 Information Technology Index over the period starting June 1, 2014 through the end of fiscal 2016. The number of shares and the payout value for the PRSUs reflect the maximum potential payout since Cisco’s relative TSR performance for the period of June 1, 2014 through the end of fiscal 2015 exceeds target level. The maximum potential payout represents 150% of the target number of PRSUs. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(14)	9/10/14	25% on 9/11/15; 25% annually for next 3 years
(15)	9/10/14

Vests on 9/11/17 based on (i) the achievement of two operating goal performance metrics, operating cash flow and EPS, based on annual goals that are pre-established at the beginning of each of fiscal 2015, fiscal 2016 and fiscal 2017 and (ii) Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2015, fiscal 2016 and fiscal 2017. The number of shares and the payout value for the PRSUs reflect the maximum potential payout since Cisco’s operating performance and relative TSR performance for the first year of the three-year performance period exceeds target levels. The maximum potential payout represents 150% of the target number of PRSUs. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(16)	11/21/14	25% on 11/20/15; 25% annually for next 3 years
(17)	11/21/14

Vests on 9/11/17 based on (i) the achievement of two operating goal performance metrics, operating cash flow and EPS, based on annual goals that are pre-established at the beginning of each of fiscal 2015, fiscal 2016 and fiscal 2017 and (ii) Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2015, fiscal 2016 and fiscal 2017. The number of shares and the payout value for the PRSUs set forth above reflect the target potential payout. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(18)	5/28/15	One-third on 9/11/17; one-third annually for next 2 years
(19)	5/28/15

Vests on 9/11/17 based on Cisco’s TSR relative to the S&P 500 Information Technology Index with the performance period divided over three separate performance periods with (i) one-third covering the two-year period from the beginning of fiscal 2016 to the end of fiscal 2017, (ii) one-third covering the three-year period from the beginning of fiscal 2016 to the end of fiscal 2018 and (iii) one-third covering the three-year period from the beginning of fiscal 2017 to the end of fiscal 2019. The number of shares and the payout value for the PRSUs set forth above reflect the target potential payout. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(20)	7/23/15

Vests on 9/11/17 based on Cisco’s TSR relative to the S&P 500 Information Technology Index over the period starting June 1, 2015 through the end of fiscal 2017. The number of shares and the payout value for the PRSUs set forth above reflect the target potential payout. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(21)

On November 24, 2014, Mr. Calderoni entered into a separation agreement with Cisco. Pursuant to the terms of the Separation Agreement, 97,300 unvested RSUs, which would have vested on September 11, 2015, were accelerated and immediately vested on July 27, 2015, and 139,275 unvested RSUs which would have vested after September 11, 2015 were forfeited. 162,966 target PRSUs will vest on September 11, 2016 based on level at which the performance goals are achieved. The number of shares and the payout value for the PRSUs reflect the target potential payout since Cisco’s operating performance and relative TSR performance for the first two years of the three-year performance period did not exceed target levels.

The following table shows the number of shares acquired by each of the named executive officers during fiscal 2015 through stock option exercises and vesting of restricted stock units (including restricted stock units granted upon the satisfaction of a performance condition). The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of Cisco’s common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing share price of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date.

Option Exercises and Stock Vested—Fiscal 2015

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Chambers	1,300,000	$8,101,080	665,022	$16,745,254
Kelly A. Kramer	—	—	132,500	$3,629,725
Pankaj Patel	300,000	$2,025,555	327,731	$8,604,767
Frank A. Calderoni	610,178	$2,919,287	293,664	$7,394,460
Gary B. Moore	350,000	$2,616,720	773,491	$20,591,317
Robert W. Lloyd	850,000	$5,540,060	690,375	$18,317,001

(1)

Includes 10,312 and 53,950 shares subject to fully vested deferred stock units for Mr. Moore and Mr. Patel, respectively. As elected by the named executive officer, these shares will be deferred until either (i) the employee’s separation from service with Cisco or (ii) the earlier of an elected future settlement date or the employee’s separation from service with Cisco, in each case in accordance with Code Section 409A. For the values realized on vesting of the deferred stock units, see the “Nonqualified Deferred Compensation—Fiscal 2015” table below.

The following table shows the contributions and earnings during fiscal 2015, and account balance as of July 25, 2015, for named executive officers under the Cisco Systems, Inc. Deferred Compensation Plan or the 2005 Stock Incentive Plan, as the case may be.

Nonqualified Deferred Compensation—Fiscal 2015

Name	Plan	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawal/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
John T. Chambers	—	—	—		—	—	—
Kelly A. Kramer	—	—	—		—	—	—
Pankaj Patel	Deferred Compensation Plan	$868,980	$55,575	(4)	$37,432	—	$5,785,734
	2005 Stock Incentive Plan	$1,358,461	—		$418,541	—	$4,393,480
Frank A. Calderoni	Deferred Compensation Plan	$703,505	—		$277,153	—	$9,150,392
Gary B. Moore	Deferred Compensation Plan	$301,442	—		$14,187	—	$1,557,061
	2005 Stock Incentive Plan	$259,656	—		$108,384	—	$1,171,500
Robert W. Lloyd	Deferred Compensation Plan	$1,534,781	—		$317,791	—	$8,990,181

(1)

The executive contribution amounts under the Deferred Compensation Plan were included in fiscal 2015 compensation in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, as applicable. The executive contribution amount under the 2005 Stock Incentive Plan represents the value of fully vested deferred stock units based on the closing share price of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date and is included in the “Value Realized on Vesting” column of the Option Exercises and Stock Vested—Fiscal 2015 table.

(2)

None of the amounts in this column is included in the Summary Compensation Table because plan earnings were not preferential or above-market. The earnings related to the 2005 Stock Incentive Plan represent a change in the value of the underlying deferred Cisco stock units during fiscal 2015.

(3)

The following amounts included in this column for the Deferred Compensation Plan also have been reported in the Summary Compensation Table as compensation for fiscal 2015 or a prior fiscal year: Mr. Calderoni, $6,861,728; Mr. Moore, $807,672; Mr. Lloyd, $6,178,368; and Mr. Patel, $1,395,324. The aggregate grant date fair value of the fully vested deferred stock units under the 2005 Stock Incentive Plan included in this column that has been reported in the Summary Compensation Table as compensation for fiscal 2015 or a prior fiscal year for Mr. Moore and Mr. Patel was $904,613 and $247,277, respectively. The deferred equity amounts included in the table above are valued using the closing share price of Cisco common stock on July 24, 2015, which was $28.40.

(4)

These amounts were included in the “All Other Compensation” column of the Summary Compensation Table. Matching contributions under the Deferred Compensation Plan are made to eligible participants following the end of each calendar year. Generally, the matching contribution rate for calendar year 2014 was, and the matching contribution rate for calendar year 2015 will be, 4.5% of eligible compensation over the Code Section 401(a)(17) limit for each calendar year ($265,000 for 2015, and ($260,000 for 2014), with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2015 and 2014 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan. The amounts in this column reflect the sum of (i) actual calendar year 2014 matching contributions, excluding the portion of those contributions related to deferrals of fiscal 2014 salary and non-equity incentive plan compensation, and (ii) estimated calendar year 2015 matching contributions related to deferrals of fiscal 2015 salary and non-equity incentive plan compensation during calendar year 2015 that are expected to be credited to the accounts of the named executive officers at the end of calendar year 2015.

The Deferred Compensation Plan, which became effective on June 25, 2007, is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary (up to 75%), commissions and/or eligible bonuses (up to 100%) in a manner similar to the way in which Cisco’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of Cisco’s management employees, which group includes each of Cisco’s named executive officers.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Committee and elected by a participant. Currently, the measurement funds consist of the following: Fidelity Money Market Fund; iShares Core Total U.S. Bond Market ETF Trust; SPDR S&P 500 ETF Trust; SPDR S&P MidCap 400 ETF Trust; iShares Russell 2000 Index Fund; iShares MSCI EAFE Index Fund; BlackRock LifePath Index Retirement Fund; BlackRock LifePath Index 2020 Fund; BlackRock LifePath Index 2030 Fund; BlackRock LifePath Index 2040 Fund; and BlackRock LifePath Index 2050 Fund.

In addition, Cisco may credit additional matching amounts to a participant’s account for any plan year as determined by the Compensation Committee. For calendar years 2015 and 2014, there are matching contributions on deferrals over the Internal Revenue Service limitation on compensation that may be taken into account under the 401(k) Plan ($265,000 for 2015 and $260,000 for 2014). Generally, the matching contribution rate for calendar year 2015 will be, and the matching contribution rate for calendar year 2014 was, 4.5% of eligible compensation over the Code Section 401(a)(17) limit, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2015 and 2014 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan.

Distributions are made in accordance with elections filed by participants at the time of their deferral elections and distributions are expected to occur on specified future distribution dates or after participant’s separation of service.

Under the 2005 Stock Incentive Plan, at the election of an eligible employee, the settlement of vested shares underlying RSUs may be deferred until either (i) the employee’s separation from service with Cisco or (ii) the earlier of an elected future settlement date or the employee’s separation from service with Cisco, in each case in accordance with Code Section 409A. Commencing with the fiscal 2016 annual equity grants, vested and deferred time-based RSUs shall be credited with dividend equivalents.

Potential Payments upon Termination or Change in Control

During fiscal 2015, Cisco entered into separation agreements with Mr. Calderoni, Mr. Moore, and Mr. Lloyd. None of our continuing named executive officers have employment or severance agreements with Cisco, and their employment may be terminated at any time at the discretion of the Board of Directors.

The separation agreement with Mr. Calderoni generally provides for (i) a cash payment equal to 12 months of his annual base salary and target bonus award (in effect before he became an Executive Advisor) which was paid in two installments during fiscal 2015, (ii) a cash payment to cover 18 months of COBRA premiums which was paid on January 9, 2015, (iii) the accelerated vesting of his equity awards with a vesting date on September 11, 2015, (iv) a pro-rata portion of the PRSUs with a vesting date on September 11, 2016, and (v) an extension of the post-termination exercise period for any stock options with an exercise price greater than Cisco’s stock price upon separation of employment. The separation agreement also provided for an annual base salary of $300,000 while Mr. Calderoni served as Executive Advisor and continued eligibility for an annual incentive award under the EIP for fiscal 2015 as described in the CD&A under “Variable Cash Incentive Awards.”

The separation agreement with each of Mr. Moore and Mr. Lloyd generally provides for (i) continued eligibility for an annual incentive award under the EIP for fiscal 2015 as described in the CD&A under “Variable Cash Incentive Awards,” (ii) a cash payment equal to 18 months of his annual base salary and target bonus payable on February 1, 2016, (iii) a cash payment to cover 18 months of COBRA premiums which was paid during fiscal 2015, (iv) the accelerated vesting of time-based RSUs with a vesting date on September 11, 2015 and September 11, 2016, (v) the PRSUs with a vesting date on September 11, 2017, and (vi) an extension of the post-termination exercise period for any stock options with an exercise price greater than Cisco’s stock price upon separation of employment.

The table below summarizes the approximate value of the benefits pursuant to the separation agreements described above:

	Separation Payment	COBRA Payment	Accelerated Vesting of RSUs (1)	PRSUs (2)
Frank A. Calderoni	$1,800,000	$36,279	$2,763,320	$15,601,483
Gary B. Moore	$2,268,750	$26,951	$8,483,080	$7,909,570
Robert W. Lloyd	$2,200,000	$37,218	$8,232,109	$8,005,307

(1)	Represents the intrinsic value of the number of accelerated RSUs based on the fiscal 2015 year-end closing share price of Cisco common stock of $28.40.

(2)

Represents the intrinsic value of the PRSUs based on the fiscal 2015 year-end closing share price of Cisco common stock of $28.40 and assuming shares were earned based on actual performance for the portion of the performance period through the end of fiscal 2015 and target performance for the remainder of the applicable performance period. These values have not been, and may never be, realized. Further, PRSUs will be forfeited and provide no value to its holder to the extent the holder violates specific post-retirement covenants.

Does not include the PRSUs held by Mr. Moore and Mr. Lloyd for which Mr. Moore and Mr. Lloyd are eligible for retirement vesting. Upon their separation, Mr. Moore and Mr. Lloyd both met the retirement eligibility criteria in the PRSU award agreement for the PRSUs with a vesting date on September 11, 2015 and September 11, 2016. Subject to their compliance with certain post-retirement covenants, these PRSUs continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, have been or will be settled in Cisco shares at the end of the applicable three-year performance period. The intrinsic values represents the value of PRSUs assuming shares were earned based on actual performance for the portion of the performance period that has been completed and target performance for the remainder for Mr. Moore and Mr. Lloyd are $24,252,521 and $22,832,805 respectively.

For information regarding potential payments upon termination under the Deferred Compensation Plan, in which certain named executive officers participate, and the deferred equity awards of Mr. Moore and Mr. Patel under the 2005 Stock Incentive Plan, see “Nonqualified Deferred Compensation—Fiscal 2015” above.

Acceleration of Equity Awards.

As described above in the “Compensation Discussion and Analysis” section, each outstanding award to all employees under the 2005 Stock Incentive Plan that is subject to vesting provisions, and each PRSU awarded from time to time, will vest in full (at target levels for PRSUs) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

The Compensation Committee has adopted a policy (the “Death and Terminal Illness Policy”) that applies to each outstanding award to all employees (other than as described in this paragraph) and that can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in an amount (at target levels for PRSUs) equal to the greater of (a) 100% of the unvested shares subject to the awards up to a total value of $10 million, net of aggregate exercise or purchase price, or (b) up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to each award are valued based on the closing share price of Cisco common stock on the date of death or determination of terminal illness.

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. Further, PRSUs will be forfeited and provide no value to its holder to the extent a named executive officer violates specific post-retirement covenants.

The table below sets forth the intrinsic values that the continuing named executive officers would derive in the event of (a) a hostile change in control of Cisco or change in control in which the awards are not assumed or replaced by the acquiror, (b) the death or terminal illness of the named executive officer, or (c) the retirement of the named executive officer, that in each case hypothetically occurred on the last business day of fiscal 2015. For RSUs and PRSUs, the intrinsic value is based upon the fiscal 2015 year-end closing share price of Cisco common share of $28.40, and for stock options, the value is based on such $28.40 minus the exercise price of the applicable stock option.

Potential Payments—Accelerated Equity Awards

	Hostile Change in Control or Change in Control in Which Awards Are Not Assumed or Replaced by Acquiror			Death or Terminal Illness (1)			Retirement (2)
Name	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSUs ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSUs ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of PRSUs ($)
John T. Chambers	—	$55,262,310	$55,262,310	—	$23,103,400	$23,103,400	$38,954,860
Kelly A. Kramer	—	$15,067,961	$15,067,961	—	$10,000,000	$10,000,000	—
Pankaj Patel	—	$32,143,120	$32,143,120	—	$11,142,740	$11,142,740	$12,664,696

(1)

Represents the greater of (i) the intrinsic value of full acceleration of unvested stock options, RSUs and PRSUs, up to the limit of $10 million, assuming those awards were to be accelerated under the Death and Terminal Illness Policy or (ii) up to one year of vesting of unvested stock awards from the date of death or determination of terminal illness. These values have not been, and may never be, realized.

(2)

Represents the value of PRSUs assuming shares were earned based on actual performance for the portion of the performance period that has been completed and target performance for the remainder. These values have not been, and may never be, realized. Further, PRSUs will be forfeited and provide no value to its holder to the extent the holder violates specific post-retirement covenants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Cisco’s Board of Directors has adopted a written related person transactions policy. The Audit Committee (or other committee designated by the Nomination and Governance Committee) reviews transactions that may be “related-person transactions,” which are transactions between Cisco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Cisco’s common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is determined by the Compensation Committee;

•	compensation to non-employee directors that is reported in Cisco’s proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in such partnership;

•

the related person is an employee (other than an executive officer) and/or a director, if the aggregate amount involved in a Cisco fiscal year does not exceed the greater of $1 million or 2% of that company’s total annual revenues; or

•

the related person is the beneficial owner of less than a majority interest in that company (if the related person is solely related to Cisco because of its beneficial ownership of greater than 5% of Cisco’s common stock);

•

charitable contributions, grants or endowments to the Cisco Foundation or by Cisco or the Cisco Foundation to a charitable organization, foundation, or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in a Cisco fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by Cisco and all holders of such securities receive proportional benefits;

•	transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) Cisco’s articles of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Cisco’s Board of Directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they are reviewed by Cisco’s disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through Cisco’s Code of Business Conduct or other Cisco policies and procedures and reported to the Audit Committee (or other designated committee). That committee reviews the material facts of all related-person transactions and either approves, ratifies, rescinds, or takes other appropriate action (in its discretion) with respect to the transaction.

Certain Transactions with Related Persons

In September 2008, the Board of Directors adopted a travel policy whereby John T. Chambers, Cisco’s Executive Chairman, is generally required to utilize a private aircraft for business travel because his responsibilities on behalf of Cisco entail substantial national and international travel. Commencing with expenses incurred in September 2008, Mr. Chambers is reimbursed solely for business expenses incurred in the operation of a private plane when used for Cisco business, provided such expenses do not exceed the market rate charged for equivalent commercial charter travel. For such business travel expenses incurred in fiscal 2015, there are approximately $2.9 million of reimbursements to Mr. Chambers under this policy.

A son of Executive Vice President, Worldwide Sales, Chris Dedicoat, is employed by Cisco as a partner account manager in Cisco’s finance organization based in the United Kingdom. Mr. Dedicoat’s son received total compensation of approximately $126,000 for fiscal 2015, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, non-equity incentive plan compensation, commissions, and other compensation.

A sister of Senior Vice President and Chief of Operations, Rebecca Jacoby, is employed by Cisco as a vice president of global business services based in California. Ms. Jacoby’s sister received total compensation of approximately $1.24 million for fiscal 2015, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, non-equity incentive plan compensation, stock awards and other compensation. Pursuant to a recent reorganization, beginning in fiscal 2016 Ms. Jacoby’s sister currently reports indirectly to Ms. Jacoby. To avoid any conflict of interest, Cisco appointed an independent person outside of Ms. Jacoby’s organization to handle decisions relating to her job duties and assignments, compensation and job performance evaluations.

A brother-in-law of Rebecca Jacoby was employed by Cisco as a program manager in Cisco’s supply chain organization during a portion of fiscal 2015. Ms. Jacoby’s brother-in-law received total compensation of approximately $149,000 for the portion of fiscal 2015 during which he was a Cisco employee, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, bonus, non-equity incentive plan compensation and other compensation. Beginning in fiscal 2016 he is employed as a Cisco account manager for a company which provides contingent technology workers to Cisco in organizations not reporting to Ms. Jacoby. Cisco made payments to that company of approximately $35 million for the contingent technology workers for fiscal 2015.

A sister-in-law of Rebecca Jacoby is employed as an account executive by a company which provides management consulting services to Cisco. Ms. Jacoby’s sister-in-law was directly involved in transactions between Cisco and her employer for which Cisco paid a total of approximately $1 million during fiscal 2015, although her interest in those transactions was less than $120,000. Ms. Jacoby had no direct involvement in these transactions.

Michael D. Capellas, a non-employee director of Cisco, served as Chairman of the Board of VCE from January 2011 to November 2012 and was its Chief Executive Officer from May 2010 to September 2011. VCE is a joint venture formed in fiscal 2010 between Cisco and EMC, with investments from VMware and Intel. In February 2015 Mr. Capellas received a final payment under VCE’s 2012 long-term cash incentive plan and is no longer eligible for future awards under VCE’s 2012 long-term cash incentive plan. See “Director Compensation” above.

In October 2014, Cisco, EMC, VMware, and Intel agreed to restructure VCE, and this transaction was completed in the second quarter of fiscal 2015. Prior to the restructuring, Cisco’s cumulative gross investment in VCE was approximately $716 million, none of which has been invested since the beginning of fiscal 2015, inclusive of accrued interest. Cisco’s cumulative gross investment in VCE included an aggregate principal amount of outstanding loans of approximately $620 million (which was the largest aggregate amount of principal outstanding since the beginning of fiscal 2015) and accrued interest thereunder of approximately $60 million. The outstanding loans bore interest at an annual rate of 6.0%. Under the terms of the restructuring, VCE paid $152 million to Cisco for a portion of the outstanding principal balance of the convertible notes held by it and accrued interest on such notes, and the remaining principal balance of other such notes, and the accrued interest thereon, was cancelled. Pursuant to the restructuring, VCE also redeemed a portion of Cisco’s equity interest in VCE, reducing Cisco’s ownership interest in VCE from 35% prior to the restructuring to 10%.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2015 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2015 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Steven M. West, Chairperson

M. Michele Burns

Roderick C. McGeary

Arun Sarin

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to Be Considered for Inclusion in Cisco’s Proxy Materials.    Shareholders of Cisco may submit proposals on matters appropriate for shareholder action at meetings of Cisco’s shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Cisco’s proxy materials relating to its 2016 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than June 2, 2016. Such proposals should be delivered to Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134-1706 (and we encourage you to send a copy via email to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.    Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety calendar days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of shareholders). To be timely for the 2016 Annual Meeting of Shareholders, a shareholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between July 2, 2016 and August 1, 2016. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. A shareholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2016 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which Cisco has not been provided with notice on or prior to August 1, 2016 and (ii) any proposal made in accordance with the bylaw provisions, if the 2016 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

PROXY SOLICITATION AND COSTS

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. In addition, Cisco has retained Innisfree M&A Incorporated to act as a proxy solicitor in conjunction with the annual meeting. Cisco has agreed to pay that firm an estimated fee of $30,000 plus additional fees for telephone and other solicitation of proxies, if needed, and its customary out-of-pocket expenses, for proxy solicitation services. Proxies may also be solicited on behalf of the Board by directors, officers or employees of Cisco by telephone or in person, or by email or through the Internet. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Cisco will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: Investor Relations, telephone (408) 227-2726.

Shareholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

FORM 10-K

CISCO WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF CISCO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 25, 2015, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: CISCO SYSTEMS, INC., 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for shareholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

Dated: September 24, 2015

CISCOtm
CISCO SYSTEMS, INC.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M96507-P69436 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
CISCO SYSTEMS, INC.
The Board of Directors recommends you vote FOR
Proposals 1, 2 and 3:
1. Election of Directors
Nominees: For Against Abstain
1a. Carol A. Bartz
1b. M. Michele Burns
1c. Michael D. Capellas
1d. John T. Chambers
1e. Brian L. Halla
1f. Dr. John L. Hennessy
1g. Dr. Kristina M. Johnson
1h. Roderick C. McGeary
1i. Charles H. Robbins
1j. Arun Sarin
1k. Steven M. West
For Against Abstain
2. Approval, on an advisory basis, of executive compensation.
3. Ratification of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for fiscal 2016.
The Board of Directors recommends you vote AGAINST Proposals 4 and 5 submitted by shareholders:
4. Approval to request the Board make efforts to implement a set of principles called the “Holy Land Principles” applicable to corporations doing business in Palestine-Israel.
5. Approval to request the Board to adopt, and present for shareholder approval, a “proxy access” bylaw amendment.
To act upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.
Please indicate if you plan to attend this meeting.
Yes No
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M96508-P69436
CISCOtm
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 19, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held November 19, 2015 and the proxy statement, and appoints John T. Chambers, Charles H. Robbins and Kelly A. Kramer or any of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Cisco to be held on November 19, 2015 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE ELEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4 AND 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
Continued and to be signed on reverse side